UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

MAIDEN HOLDINGS, LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 1, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual General Meeting of Shareholders of Maiden Holdings, Ltd. (the “Company”), which will be held on Tuesday, May 4, 2010, commencing at 3:00 p.m. (local time), at the Company’s offices in Hamilton, Bermuda.

The enclosed notice and Proxy Statement contain details concerning the meeting. The Board of Directors recommends a vote “FOR” all the following items of business:

(1)	Election of the five directors named in the accompanying Proxy Statement to serve until the 2011 Annual General Meeting of Shareholders;
(2)	Authorization of the election of the four directors of Maiden Insurance Company Ltd., a wholly owned subsidiary of the Company (“Maiden Insurance”), named in the accompanying Proxy Statement to serve until the next annual general meeting of the shareholders of Maiden Insurance;
(3)	To amend the Company’s 2007 Share Incentive Plan (the “Plan”) to, among other things, increase the number of common shares reserved for issuance under the Plan from two million eight hundred thousand (2,800,000) shares to ten million (10,000,000) shares; and
(4)	Appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year, and Arthur Morris and Company as Maiden Insurance’s independent registered public accounting firm for the 2010 fiscal year.

Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

On behalf of the officers, directors and employees of the Company, I would like to express our appreciation for your continued support. I look forward to seeing you at the Annual General Meeting.

Sincerely,
Barry D. Zyskind Chairman of the Board of Directors

MAIDEN HOLDINGS, LTD.
131 Front Street
Hamilton HM12, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held on May 4, 2010

Date and Time:

Tuesday, May 4, 2010, at 3:00 p.m. (local time)

Place:

Maiden Holdings, Ltd., 131 Front Street, Hamilton HM 12, Bermuda

Items of Business:

At the Annual General Meeting, you will be asked to consider and vote upon:

(1)	The election of the five directors named in the accompanying Proxy Statement to serve until the 2011 Annual General Meeting of Shareholders;
(2)	The authorization of the election of the four directors of Maiden Insurance Company Ltd., a wholly owned subsidiary of the Company (“Maiden Insurance”), named in the accompanying Proxy Statement to serve until the next annual general meeting of the shareholders of Maiden Insurance;
(3)	To amend the Company’s 2007 Share Incentive Plan (the “Plan”) to, among other things, increase the number of common shares reserved for issuance under the Plan from two million eight hundred thousand (2,800,000) shares to ten million (10,000,000) shares; and
(4)	The appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year, and Arthur Morris and Company as Maiden Insurance’s independent registered public accounting firm for the 2010 fiscal year.

We also will transact such other business as may properly come before the meeting and any adjournments or postponements thereof. Each of these proposals is more fully described in the attached Proxy Statement.

Holders of record of common shares of record at the close of business on March 31, 2010, the date fixed by our Board of Directors as the record date for the meeting, are entitled to notice of and to vote on any matters that properly come before the Annual General Meeting and on any adjournment or postponement thereof.

By Order of the Board of Directors
Arturo M. Raschbaum President and Chief Executive Officer

Hamilton, Bermuda
April 1, 2010

YOU ARE URGED TO VOTE BY PROMPTLY SIGNING AND RETURNING THE ENCLOSED PROXY IN THE RETURN ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. IF YOU ATTEND THE MEETING, YOU MAY, IF YOU DESIRE, REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON REGARDLESS OF THE METHOD BY WHICH YOU VOTED. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT.

Important Notice Regarding the Availability of Proxy Materials
for the Annual General Meeting to Be Held on May 4, 2010:

The Proxy Statement and Annual Report to security holders are available at maidenholdings.investorroom.com.

PROXY STATEMENT

General Information

This Proxy Statement and the accompanying form of proxy are furnished to you and other shareholders of Maiden Holdings, Ltd. (“Maiden Holdings,” “Company,” “our,” “us,” or “we”) on behalf of our board of directors (the “Board of Directors”) for use at the 2010 Annual General Meeting of Shareholders (the “Annual General Meeting”) to be held at the Company’s offices, 131 Front Street, Hamilton HM 12, Bermuda, on May 4, 2010, at 3:00 p.m. (local time) and any adjournment or postponement thereof. All shareholders are entitled and encouraged to attend the Annual General Meeting in person.

All expenses in connection with this solicitation of proxies will be paid by us. Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

This Proxy Statement, together with the accompanying proxy card, was first mailed to shareholders entitled to vote at the Annual General Meeting on or about April 5, 2010.

Matters to Be Voted Upon

As of March 31, 2010, the only business we expect to be presented at the Annual General Meeting is:

(1)	Election of the five directors named in this Proxy Statement to serve until the 2011 Annual General Meeting of shareholders;
(2)	Authorization of the election of the four directors of Maiden Insurance named in this Proxy Statement to serve until the next annual general meeting of the shareholders of Maiden Insurance;
(3)	To amend the Plan to, among other things, increase the number of common shares reserved for issuance under the Plan from two million eight hundred thousand (2,800,000) shares to ten million (10,000,000) shares; and
(4)	The appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year, and Arthur Morris and Company as Maiden Insurance’s independent registered public accounting firm for the 2010 fiscal year.

Record Date

The Board has fixed the close of business on March 31, 2010 as the record date for determining the holders of common shares entitled to notice of and to vote at the Annual General Meeting.

Outstanding Voting Securities

As of the record date, there were 70,291,757 outstanding common shares entitled to one vote per share.

Voting

Only holders of record of common shares at the close of business on March 31, 2010 are entitled to vote at the Annual General Meeting or at any adjournment or postponement of the meeting.

If I am a shareholder of record of common shares, how do I vote?

If you are a shareholder of record, you may vote by mailing a completed proxy card. To vote by mailing a proxy card, please sign and return the enclosed proxy card in the enclosed prepaid and self-addressed envelope and your shares will be voted at the Annual General Meeting in the manner you directed. You may also vote your shares in person at the Annual General Meeting. If you are a shareholder of record, you may request a ballot at the Annual General Meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are the beneficial owner of shares held in street name, you will receive instructions from your bank or broker that must be followed for such bank or broker to vote your shares per your instructions. Your bank or broker will not have discretion to vote uninstructed shares on the election of directors of the Company, the authorization of the election of directors of Maiden Insurance or the approval of the amendment of the 2007 Share Incentive Plan. Thus, if you hold your shares in street name and do not instruct your bank or broker how to vote in any of these matters, no votes will be cast on your behalf with respect to such matter (a “broker non-vote”). Your bank or broker will, however, have discretion to vote uninstructed shares on the appointment of BDO Seidman, LLP and Arthur Morris and Company as the independent auditors of the Company and Maiden Insurance, respectively. Please ensure that you complete the voting instruction card sent by your bank or broker. If your shares are held in street name and you wish to vote in person at the Annual General Meeting, you must obtain a proxy issued in your name from your bank or broker and bring it with you to the meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual General Meeting.

May I change my vote?

All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised at the option of the persons submitting them by giving written notice to the Corporate Secretary at c/o Office of the General Counsel, 131 Front Street, Hamilton HM12, Bermuda by submitting a later-dated proxy by mail or by voting in person at the Annual General Meeting. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.

What constitutes a quorum?

Two or more persons present in person or representing in person or by proxy in excess of 50% of the total issued voting shares of the Company will constitute a quorum for the transaction of business at the Annual General Meeting. Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual General Meeting for the purpose of determining the presence of a quorum.

What if a quorum is not represented at the Annual General Meeting?

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Corporate Secretary may determine. Unless the meeting is adjourned to a specific date, place and time announced at the meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting shall be given to each shareholder entitled to attend and vote thereat.

How many votes are required to approve a proposal?

Under our bye-laws, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast “For” and “Against” the proposal by the holders of the common shares of the Company.

How will my shares be voted and how are votes counted?

All common shares represented by properly executed proxies received pursuant to this solicitation will be voted in accordance with the shareholder’s directions specified on the proxy. In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee. Should any nominee become unable to accept nomination or election, the proxy holders named in the proxy card will vote for the election of such other person as a director as the present directors may recommend in the place of such nominee. With regard to the approval of the amendments to the Plan, and the ratification of the appointment of the independent auditors, shareholders may vote in favor of the proposal, may vote against the proposal or may abstain from voting. Shareholders should specify their choices on the enclosed proxy card. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares represented by a properly submitted proxy will be voted:

(1)	“FOR” the election of all the nominees named in this Proxy Statement as director;
(2)	“FOR” the authorization of the election of the four directors of Maiden Insurance to serve until the next annual general meeting of the shareholders of Maiden Insurance;
(3)	“FOR” the amendment to the Plan to, among other things, increase the number of common shares reserved for issuance under the Plan from two million eight hundred thousand (2,800,000) shares to ten million (10,000,000) shares; and

(4)	“FOR” the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year, and “FOR” the appointment of Arthur Morris and Company as Maiden Insurance’s independent registered public accounting firm for the 2010 fiscal year.

In connection with any other business that may properly come before the Annual General Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted for you in the discretion of the proxy holders named in the proxy card.

A shareholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary, by submitting a proxy bearing a later date, or by attending the Annual General Meeting and voting in person. Attendance at the Annual General Meeting will not constitute, in itself, revocation of a proxy. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to revoke your proxy.

Broker non-votes and shareholder abstentions will have no effect on the outcome of the proposals.

May I see a list of shareholders entitled to vote as of the record date?

A list of registered shareholders as of the close of business on March 31, 2010 will be available for examination by any shareholder during normal business hours through May 3, 2010, at the principal executive offices of the Company, at 131 Front Street, Hamilton HM 12, Bermuda.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our common shares by each person or group known by us to own more than 5% of our common shares. Ownership percentages are based on 70,291,757 common shares outstanding as of March 31, 2010. We refer to Barry Zyskind, Michael Karfunkel and George Karfunkel as our “Founding Shareholders” in this Proxy Statement.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Barry D. Zyskind Maiden Holdings, Ltd. 131 Front Street Hamilton HM12, Bermuda	4,222,382	(1)	5.9%
Michael Karfunkel Maiden Holdings, Ltd. 131 Front Street Hamilton HM12, Bermuda	10,742,600	(2)	15.0%
George Karfunkel Maiden Holdings, Ltd. 131 Front Street Hamilton HM12, Bermuda	7,547,030	(3)	10.5%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	5,987,378	(4)	8.5%
Kensico Capital Management Corporation 55 Railroad Avenue, 2nd Floor Greenwich, CT 06830	5,793,876	(5)	8.2%
Trafelet Capital Management, L.P. 509 Madison, 37th Floor New York, NY 10022	4,335,131	(6)	6.2%

(1)	Includes 1,350,000 common shares issuable upon the exercise of 10-year warrants issued in connection with our formation and capitalization in 2007.
(2)	Based on Amendment No. 1 to Schedule 13D/A filed on January 20, 2009, Michael Karfunkel beneficially owns 6,850,470 common shares as follows: (i) 1,350,000 common shares issuable upon exercise of 10-year warrants held directly by Michael Karfunkel (issued in connection with our formation and capitalization) and (ii) 5,500,470 common shares held indirectly by Michael Karfunkel as a trustee of the Michael Karfunkel 2005 Grantor Retained Annuity Trust. Michael Karfunkel disclaims beneficial ownership of the 3,892,130 common shares that he holds indirectly as a trustee of the Hod Foundation, a charitable foundation organized by Michael Karfunkel.
(3)	Based on Schedule 13D filed on January 30, 2009, George Karfunkel beneficially owns 6,805,577 common shares as follows: (i) 1,858,547 common shares held directly by George Karfunkel, (ii) 1,350,000 common shares issuable upon exercise of 10-year warrants held directly by George Karfunkel (issued in connection with our formation and capitalization) and (iii) 3,597,030 common shares held in equal parts indirectly by the George Karfunkel 2007 Grantor Retained Annuity Trust #1 and the George Karfunkel 2007 Grantor Retained Annuity Trust #2, of which George Karfunkel is a beneficiary. George Karfunkel disclaims beneficial ownership of the 741,453 common shares that he holds indirectly as a trustee of the Chesed Foundation, a charitable foundation organized by George Karfunkel.
(4)	Based on Amendment No. 1 to Schedule 13G filed on February 12, 2010.
(5)	Based on Amendment No. 1 to Schedule 13G filed on February 16, 2010.
(6)	Based on Amendment No. 1 to Schedule 13G filed on February 12, 2010.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is information concerning the beneficial ownership of our common shares by each director, by our executive officers named in the Summary Compensation Table below and by all our directors and executive officers as a group as of March 31, 2010. For purposes of the table below, common shares subject to options which are currently exercisable or exercisable within 60 days of March 31, 2010 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner**	Amount & Nature of Beneficial Ownership		Percent of Class (1)
Barry D. Zyskind	4,222,382	(2)	5.9%
Arturo M. Raschbaum	190,800	(3)	*
John Marshaleck	65,812	(4)	*
Karen Schmitt	78,062	(5)	*
Patrick J. Haveron	2,500	(6)	*
Simcha Lyons	60,505	(7)	*
Raymond M. Neff	324,000	(8)	*
Yehuda L. Neuberger	124,000	(9)	*
Steven H. Nigro	25,000	(10)	*
Michael J. Tait	47,612	(11)	*
All executive officers and directors as a group (9 persons)	5,093,061		7.2%

*	Less than one percent.
**	The address of each beneficial owner listed in the table is c/o Maiden Holdings, Ltd., 131 Front Street, Hamilton HM12, Bermuda.
(1)	Based on 70,291,757 common shares outstanding. Includes shares that the beneficial owner has the right to acquire within 60 days of March 31, 2010 upon exercise of stock options.
(2)	Includes 1,350,000 common shares issuable upon the exercise of 10-year warrants we issued to Mr. Zyskind in connection with our formation and capitalization in 2007.
(3)	The amount shown above includes vested options to acquire 125,000 common shares (and excludes options to acquire 208,334 common shares) granted to Mr. Raschbaum on November 12, 2008, which options vested 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter. Also excludes an option to acquire 333,333 common shares granted to Mr. Raschbaum on November 12, 2009, which options will vest 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter.
(4)	The amount shown above includes vested options to acquire 32,812 common shares (and excludes options to acquire 67,188 common shares) granted to Mr. Marshaleck on November 12, 2008 and February 24, 2009, which options vested 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter. Also excludes an option to acquire 50,000 common shares granted to Mr. Marshaleck on March 4, 2010, which options will vest 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter.
(5)	The amount shown above includes vested options to acquire 32,812 common shares (and excludes options to acquire 67,188 common shares) granted to Ms. Schmitt on November 12, 2008 and February 24, 2009, which options vested 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter. Also excludes an option to acquire 50,000 common shares granted to Ms. Schmitt on March 4, 2010, which options will vest 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter.
(6)	Excludes an option to acquire 40,000 common shares granted to Mr. Haveron on March 4, 2010, which options will vest 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter.
(7)	The amount shown above includes options to acquire (1) 12,000 common shares granted to Mr. Lyons at the closing of the private offering, which options vested on July 3, 2008; (2) 6,000 common shares granted to Mr. Lyons on June 26, 2008, which options vested on June 26, 2009; and (3) 6,000 common shares granted to Mr. Lyons on June 1, 2009, which options vest on June 1, 2010.
(8)	The amount shown above includes options to acquire (1) 12,000 common shares granted to Mr. Neff at the closing of the private offering, which options vested on July 3, 2008; (2) 6,000 common shares granted to Mr. Neff on June 26, 2008, which options vested on June 26, 2009; and (3) 6,000 common shares granted to Mr. Neff on June 1, 2009, which options vest on June 1, 2010.
(9)	The amount shown above includes options to acquire (1) 12,000 common shares granted to Mr. Neuberger on January 8, 2008, which options vested on January 8, 2009; (2) 6,000 common shares granted to Mr. Neuberger on June 26, 2008, which options vested on June 26, 2009; and (3) 6,000 common shares granted to Mr. Neuberger on June 1, 2008, which options vest on June 1, 2010.
(10)	The amount shown above includes options to acquire (1) 12,000 common shares granted to Mr. Nigro at the closing of the private offering, which options vested on July 3, 2008; (2) 6,000 common shares granted to Mr. Nigro on June 26, 2008, which options vested on June 26, 2009; and (3) 6,000 common shares granted to Mr. Nigro on June 1, 2009, which options vest on June 1, 2010.
(11)	Based on an exit Form 4 filed November 24, 2009 by Mr. Tait. The amount shown above includes vested options to acquire 34,062 common shares (and excludes options to acquire 23,438 common shares) granted to Mr. Tait on November 6, 2007 and November 12, 2008, which options vested 25% on the first anniversary of the date of grant and 6.25% each quarter thereafter. Mr. Tait served as Chief Financial Officer of Maiden Holdings through August 2009 and now serves as Chief Financial Officer of Maiden Insurance.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors currently consists of five directors. These five directors will be elected at the Annual General Meeting, each to serve for a one-year term until the 2010 Annual General Meeting of Shareholders and until the election or appointment and qualification of his successor, or until his earlier death, resignation or removal. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Messrs. Barry D. Zyskind, Simcha G. Lyons, Raymond M. Neff, Yehuda L. Neuberger and Steven H. Nigro for election as directors at the Annual General Meeting. Proxies cannot be voted for more than five director nominees.

Each of the five director nominees is standing for re-election to the Board of Directors and has consented to serve for a new term. Unless you otherwise indicate, proxies that we receive will be voted in favor of the election of the director nominees. The Board of Directors does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee as our Board of Directors may recommend.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES BELOW.

Information About the Nominees

Barry D. Zyskind, 38, has served as non-executive Chairman of our Board of Directors since June 2007. Since 1998, Mr. Zyskind has served as the President, Chief Executive Officer and director of AmTrust Financial Services, Inc. (“AmTrust”) and as a director of several of AmTrust’s wholly owned subsidiaries. Prior to joining AmTrust, Mr. Zyskind was an investment banker at Janney Montgomery Scott LLC in New York. Mr. Zyskind received an M.B.A. from New York University’s Stern School of Business in 1997. Mr. Zyskind is the son-in-law of Michael Karfunkel, who is a major shareholder and the non-executive chairman of the board of directors of AmTrust.

In selecting Mr. Zyskind as a director nominee, our Nominating and Corporate Governance Committee and Board considered Mr. Zyskind’s outside board service and business activities, including his significant executive experience in international business operations, and his finance, strategic planning and information technology and knowledge of the insurance industry.

Simcha G. Lyons, 63, has been a member of our Board of Directors since June 2007, and he currently serves as Chairman of the Nominating and Corporate Governance Committee and as a member of the Audit Committee and the Compensation Committee. Since 2005, Mr. Lyons has served as a senior advisor to the Ashcroft Group, LLC of Washington, D.C., a strategic consulting firm founded by the former Attorney General of the United States, John Ashcroft. In addition, Mr. Lyons has been the chairman of Lyons Global Insurance Services, LLC since 2009. Since 2003, he has also served as chairman of Lyons Global Advisors Ltd., a political consulting firm. Prior to 2002, Mr. Lyons was Vice-Chairman of Raskas Foods of St. Louis, Missouri, a family owned business that manufactured cream cheese, sour cream and blue cheese products for the supermarket industry, the food service industry and the food processing industry.

In selecting Mr. Lyons as a director nominee, our Nominating and Corporate Governance Committee and Board considered Mr. Lyons’s outside business activities, including his extensive understanding of governmental and legal affairs and significant executive and finance experience.

Raymond M. Neff, 68, has been a member of our Board of Directors since June 2007, and he currently serves as Chairman of the Audit Committee and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Since 1999, Mr. Neff has served as President of Neff & Associates, Inc. and Insurance Home Office Services, LLC. He previously worked at the FCCI Insurance Group from 1986 to 1999, most recently as president and CEO from 1987 to 1999. He was previously Chairman of the Board of the Florida Workers’ Compensation Joint Underwriting Association. Mr. Neff has held various positions at the Department of Labor and Employment Security and the Department of Insurance

for the State of Florida. Mr. Neff has previously worked at an insurance consulting group, a multi-line insurance agency and the Department of Insurance for the State of Michigan. Mr. Neff received his B.S. degree in Mathematics and Accounting from Central Michigan University in 1963, and his M.A. in Actuarial Science from the University of Michigan in 1965. Mr. Neff is a Member of the American Academy of Actuaries and an Associate of the Society of Actuaries.

In selecting Mr. Neff as a director nominee, our Nominating and Corporate Governance Committee and Board considered Mr. Neff’s deep understanding of the insurance industry, as well as his business activities and significant executive and finance experience.

Yehuda L. Neuberger, 33, has been a member of our board since January 2008. Mr. Neuberger currently serves as Executive Vice President for American Stock Transfer & Trust Company, with responsibility for strategic planning and business development. Prior to joining American Stock Transfer in 2001, Mr. Neuberger practiced as an attorney with the law firm of Weil, Gotshal & Manges. Mr. Neuberger is a graduate of Johns Hopkins University and Harvard Law School. Mr. Neuberger is the son-in-law of George Karfunkel, who is a major shareholder of the Company, as well as a major shareholder and a director of AmTrust.

In selecting Mr. Neuberger as a director nominee, our Nominating and Corporate Governance Committee and Board considered Mr. Neuberger’s business activities and significant executive and finance knowledge. Mr. Neuberger is also a lawyer and has extensive experience as a director of other U.S. companies.

Steven H. Nigro, 50, has been a member of our Board of Directors since July 2007, and he currently serves as Chairman of the Compensation Committee and as a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Nigro has over 25 years of experience in financial services and specializes in corporate and structured finance in the insurance industry. In 2005, he co-founded Pfife Hudson Group, an investment bank specializing in corporate finance, structured finance and asset management with a specialty in the insurance industry. Mr. Nigro previously served as a managing director at Rhodes Financial Group, LLC and Hales & Company, both financial advisory firms catering exclusively to the insurance industry. Prior to joining Hales & Company, he was Chief Financial Officer and Treasurer of Tower Group, Inc., an insurance holding company, where he was responsible for financial and regulatory management, strategic planning and corporate finance. Mr. Nigro began his career with Arthur Young and Co. and is a Certified Public Accountant in New York.

In selecting Mr. Nigro as a director nominee, our Nominating and Corporate Governance Committee and Board considered Mr. Nigro’s extensive experience in the finance sector and his deep understanding of the insurance industry. Mr. Nigro is also a certified public accountant and an investment banker specializing in the insurance industry.

CORPORATE GOVERNANCE

Board Independence

Messrs. Lyons, Neff and Nigro are “independent” under the rules of the NASDAQ Global Select Market. NASDAQ rules require that a majority of the Board of Directors be independent, and we are in compliance with this requirement. The independent directors held separate executive sessions without senior management on three occasions in 2009, and neither the chairman, chief executive officer nor any member of management, at any level, attend the executive sessions of the independent directors.

Board Meetings and Committees; Attendance at Annual General Meeting

The Board of Directors held five meetings in 2009. Each director attended at least 75% of the aggregate of the total number of meetings held in 2009 of the Board and any committee on which he served. All directors are expected to make every effort to attend the 2010 Annual General Meeting, and the majority of directors (three of five) attended the 2009 Annual General Meeting.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each comprised entirely of independent directors within the meaning of the rules of the NASDAQ Global Market.

Audit Committee

We have a separately-designated standing Audit Committee. The Audit Committee assists our Board of Directors in monitoring the integrity of our financial statements, the independent auditor’s qualifications and independence, performance of our independent auditors and our internal audit function, the establishment and maintenance of proper internal accounting controls and procedures, the treatment of employees’ concerns regarding accounting and auditing matters as reported to our whistleblower hotline, and our compliance with legal and regulatory requirements. The Audit Committee’s responsibilities also include appointing (subject to shareholder ratification), reviewing, determining funding for and overseeing our independent auditors and their services. Further, the Audit Committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

•	review and approve all related party transactions, including those with AmTrust and our Founding Shareholders, as well as any subsequent modifications thereto, for actual or potential conflict of interest situations on an ongoing basis;
•	review and discuss with appropriate members of our management and the independent auditors our audited financial statements, related accounting and auditing principles, practices and disclosures;
•	review and discuss our audited annual and unaudited quarterly financial statements prior to the filing of such statements;
•	establish procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding our financial statements or accounting policies;
•	review reports from the independent auditors on all critical accounting policies and practices to be used for our financial statements and discuss with the independent auditor the critical accounting policies and practices used in the financial statements;
•	obtain reports from our management and internal auditors that we, our subsidiary and affiliated entities are in compliance with the applicable legal requirements and our Code of Business Conduct and Ethics, and advise our Board of Directors about these matters; and
•	monitor the adequacy of our operating and internal controls as reported by management and the independent or internal auditors.

Mr. Neff is the chairman of our Audit Committee and the other members are Messrs. Lyons and Nigro. All the members of the Audit Committee are independent both under Securities and Exchange Commission rules and as that term is defined in the listing standards of the NASDAQ Global Select Market. The Board of Directors has determined that Messrs. Lyons and Nigro are “Audit Committee financial experts.”

The Audit Committee has adopted a charter, which is currently available on our website at www.maiden.bm.

During 2009, the Audit Committee met five times.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited consolidated financial statements of Maiden Holdings, Ltd. with management and the independent auditors for the year ended December 31, 2009. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board in Rule 3526 regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee has discussed with the independent auditors the independent auditors’ independence. The independent auditors and the Company’s internal auditors had full access to the Audit Committee, including meetings without management present as needed.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 16, 2010.

Raymond M. Neff, Chairman
Simcha G. Lyons
Steven H. Nigro

Compensation Committee

The Compensation Committee’s responsibilities include, among other responsibilities:

•	reviewing and approving corporate and individual goals and objectives relevant to the compensation of our Chief Executive Officer and other named executive officers;
•	evaluating the performance of our Chief Executive Officer and other executive officers in light of such corporate and individual goals and objectives and, based on that evaluation, together with the other independent directors if directed by the Board of Directors, determining the base salary and bonus of the Chief Executive Officer and other executive officers and reviewing the same on an ongoing basis;
•	reviewing all related party transactions involving compensatory matters, including those with AmTrust and our Founding Shareholders;
•	establishing and administering equity-based compensation under the Plan and any other incentive plans and approving all grants made pursuant to such plans; and
•	making recommendations to our Board of Directors regarding non-employee director compensation and any equity-based compensation plans.

Please refer to the Compensation Discussion and Analysis for additional discussion of our policies and procedures for determining and establishing executive compensation.

Mr. Nigro is the chairman of our Compensation Committee and the other members of our Compensation Committee are Messrs. Neff and Lyons. All the members of the Compensation Committee are independent both under Securities and Exchange Commission rules and as that term is defined in the listing standards of the NASDAQ Global Select Market.

The Compensation Committee has adopted a charter. The charter is currently available on our website at www.maiden.bm.

During 2009, the Compensation Committee met four times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities with respect to assisting our Board of Directors include, among other responsibilities:

•	establishing the criteria for membership on our Board of Directors;
•	reviewing periodically the structure, size and composition of our Board of Directors and making recommendations to the board as to any necessary adjustments;
•	identifying individuals qualified to become directors for recommendation to our Board of Directors;
•	identifying and recommending for appointment to our Board of Directors, directors qualified to fill vacancies on any committee of our Board of Directors;
•	having sole authority to select, retain and terminate any consultant or search firm to identify director candidates and having sole authority to approve the consultant or search firm’s fees and other retention terms;
•	considering matters of corporate governance, developing and recommending to the board a set of corporate governance principles and our code of business conduct and ethics, as well as recommending to the board any modifications thereto;
•	considering questions of actual or possible conflicts of interest, including related party transactions, of members of our Board of Directors and of senior executives of our Company;
•	developing and recommending to our Board of Directors for its approval an annual board and committee self-evaluation process to determine the effectiveness of their functioning; and
•	exercising oversight of the evaluation of the board, its committees and management.

Mr. Lyons is the chairman of our Nominating and Corporate Governance Committee and the other members are Messrs. Neff and Nigro. All the members of the Nominating and Corporate Governance Committee are independent both under Securities and Exchange Commission rules and as that term is defined in the listing standards of the NASDAQ Global Market.

In carrying out its function to nominate candidates for election to our Board of Directors, the Nominating and Corporate Governance Committee considers the mix of skills, experience, character, commitment, and diversity of background, all in the context of the requirements of our Board of Directors at that point in time. The Nominating and Corporate Governance Committee interprets diversity to include viewpoints, background, expertise, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race and gender. We believe that the commitment of the Board and the Committee to diversity is demonstrated by the current structure of the Board and the varied skills sets of our directors. The Nominating and Corporate Governance Committee believes that each candidate should be an individual who has demonstrated integrity and ethics in such candidate’s personal and professional life, has an understanding of elements relevant to the success of a publicly-traded company and has established a record of professional accomplishment in such candidate’s chosen field. Each candidate should be prepared to participate fully in Board of Directors activities, including attendance at, and active participation in, meetings of the Board of Directors, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee’s judgment, interfere with or limit such candidate’s ability to do so. Each candidate should also be prepared to represent the best interests of all of our shareholders and not just one particular constituency. Additionally, in determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at Board of Directors and committee meetings and participation in and contributions to the activities of our Board of Directors.

The Nominating and Corporate Governance Committee considers recommendations for director candidates submitted by shareholders. In order for an individual recommended by a shareholder to be eligible for election as a director and considered by the Nominating and Corporate Governance Committee for the 2011 Annual Meeting of Shareholders, the Corporate Secretary must receive the shareholder’s recommendation not earlier than January 4, 2011, nor later than February 3, 2011, as required by our bye-laws.

A shareholder recommending an individual for election as a director must provide the Nominating and Corporate Governance Committee with the candidate’s name, age, principal occupation or employment, background and relationship with the proposing shareholder, share ownership, a brief statement outlining the reasons the candidate would be an effective director and information relevant to the considerations described above. Shareholders should send the required information to the Corporate Secretary, c/o Office of the General Counsel, 131 Front Street, Hamilton HM 12, Bermuda. The Committee may require further information. Such recommendations must be sent via registered, certified or express mail (or other means that allows the shareholder to determine when the recommendation was received by us). The Corporate Secretary will send any shareholder recommendations to the Nominating and Corporate Governance Committee for consideration at a future committee meeting. Individuals recommended by shareholders in accordance with these procedures will receive the same consideration as other individuals evaluated by the Nominating and Corporate Governance Committee.

On March 3, 2010, the Nominating and Corporate Governance Committee agreed to recommend the present five directors for re-nomination to the Board as well as the present composition of the various committees of the Board.

The Nominating and Corporate Governance Committee has adopted a charter. The charter is currently available on our website at www.maiden.bm.

During 2009, the Nominating and Corporate Governance Committee met one time.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

We have adopted corporate governance guidelines and a code of business conduct and ethics that apply to all of our directors, officers and employees. These documents will be made available in print, free of charge, to any shareholder requesting a copy in writing to the Corporate Secretary, c/o Office of the General Counsel, 131 Front Street, Hamilton HM12, Bermuda. A copy of our code of business conduct and ethics is available on our website at www.maiden.bm.

Communications with the Board of Directors and Audit Committee

Shareholders and other interested parties may communicate with members of the Board of Directors (either individually or as a body) by addressing the correspondence to that individual or body to The Board of Directors, c/o Chief Financial Officer, Maiden Holdings, Ltd., 131 Front Street, Hamilton HM 12, Bermuda or by calling (441) 298-4900.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires officers, directors and persons who own more than ten (10) percent of a class of equity securities registered pursuant to Section 12 of the Exchange Act to file reports of ownership and changes in ownership with both the SEC and the principal exchange upon which such securities are traded or quoted. Officers, directors and persons holding greater than ten (10) percent of the outstanding shares of a class of Section 12-registered equity securities (“Reporting Persons”) are also required to furnish copies of any such reports filed pursuant to Section 16(a) of the Exchange Act with the Company. Based solely on a review of the copies of such forms furnished to the Company and written representations that no other reports were required, the Company believes that from January 1, 2009 to December 31, 2009 all Section 16(a) filing requirements applicable to its Reporting Persons were complied with in a timely manner.

Risk Oversight

The Board of Directors has the ultimate oversight responsibility for the risk management function of the Company. The Company has implemented an enterprise-wide approach to risk management and has established a Risk Management Committee (the “RMC”). The members of the RMC include senior executives in the finance, legal, internal audit and IT departments, including our Chief Executive Officer, Chief Financial Officer, Executive Vice President and General Counsel. It also includes senior representatives from our other main operating units in Bermuda and the United States. The RMC oversees the Company’s framework for the identification, assessment, measurement, and reporting of and management exposure to the Company’s risk on an enterprise-wide basis. Starting with our most recent Board meeting in March 2010, the full Board received an enterprise risk management overview from executive management, and future meetings will focus on areas including operational/strategic risk, financial risk, and legal/compliance risk.

The Audit Committee assists the RMC in its responsibility for oversight of risk management. In particular, the Audit Committee focuses on major financial risk exposures and the steps management has taken to monitor and control such risks, and discusses with our independent auditor the policies governing the process by which senior management and the various units of the Company assess and manage our financial risk exposure and operational/strategic risk.

The Company has separated the positions of Chief Executive Officer and Chairman of the Board. This separation allows the Chief Executive Officer to focus on managing the Company, enhances Board administration and communication, and allows for consistent Board leadership.

EXECUTIVE OFFICERS

The table below sets forth the names, ages and positions of our executive officers:

Name	Age	Position(s)
Arturo M. Raschbaum	54	President and Chief Executive Officer
John Marshaleck	58	Chief Financial Officer
Karen Schmitt	51	President of Maiden Reinsurance Company and President of Maiden Specialty Insurance Company
Patrick J. Haveron	48	Executive Vice President

Set forth below are descriptions of the backgrounds of each of our executive officers.

Arturo M. Raschbaum, President and Chief Executive Officer, has served in that role since November 2008. From 1994 to 2008, Mr. Raschbaum held several leadership positions with GMAC Insurance Holdings, including president of GMAC Insurance and president of GMAC RE and its predecessors. Mr. Raschbaum holds a BBA from the University of Texas at El Paso and attended the Stanford University Executive Program.

John Marshaleck, Chief Financial Officer, has served in that role since August 2009, and previously served as Chief Operating Officer and Secretary. From 1983-2008, Mr. Marshaleck served in several capacities with GMAC RE and its predecessors, including president, chief operating officer and chief financial officer. Mr. Marshaleck holds a BBA from Temple University.

Karen Schmitt, President of Maiden Reinsurance Company and President of Maiden Specialty Insurance Company, has served in those roles since November 2008. Ms. Schmitt joined the GMAC RE in 1999 after holding positions as Chief Actuary and Senior Vice President at TIG Holdings, Vice President of American Reinsurance, and various positions at Prudential Property and Casualty. Ms. Schmitt earned her MBA at the Wharton School of the University of Pennsylvania and her Bachelor of Science in Actuarial Science from Lebanon Valley College. She is a Chartered Financial Consultant, a Member of the American Academy of Actuaries, and a Fellow of both the Casualty Actuarial Society and the Canadian Institute of Actuaries.

Patrick J. Haveron, Executive Vice President, has served in that role since 2010 and as President of our wholly owned servicing company Maiden Global Servicing Company, LLC since October 2009. From 2004-2009, Mr. Haveron was President and Chief Executive Officer of Preserver Group, Inc., a publicly-traded property and casualty insurer, after having served in a variety of financial and executive leadership roles since 1988. Mr. Haveron was also Senior Vice President and Chief Operating Officer of Tower Group, Inc., a publicly-traded property and casualty insurer, from 2007-2009 after its acquisition of Preserver in 2007. Mr. Haveron has previously served on the board of governors of the Property Casualty Insurers Association of America and is a graduate of the University of Scranton.

COMPENSATION DISCUSSION AND ANALYSIS

The material elements of our compensation philosophy, strategy and plans as of the date of this Proxy Statement are discussed below. The Compensation Committee is responsible for establishing, implementing and monitoring our compensation programs, philosophy and objectives.

Overview

At this stage in our history, the objectives of our executive compensation policy will be to retain those executives whom we believe will be essential to our growth, to attract other talented and dedicated executives and to motivate each of our executives to develop our overall profitability. To achieve these goals, we intend to offer each executive an overall compensation package that is simple but competitive, and a substantial portion of which will be tied to the achievement of specific performance objectives. Our overall strategy is to compensate our named executive officers with a simple mix of cash compensation, in the form of base salary and bonus, and equity compensation, in the form of stock options and restricted share awards.

On October 31, 2008, we acquired the reinsurance operations of GMAC Insurance from GMACI Holdings, LLC, which included the following components, the sum of which are referred to as the “GMAC Acquisition”:

•	GMAC RE LLC (“GMAC RE”), a reinsurance managing general agent writing business on behalf of Motors Insurance Corporation (“Motors”) and the renewal rights for the business written through GMAC RE (which was subsequently renamed Maiden Re Insurance Services, LLC (“Maiden Re”));
•	GMAC Direct Insurance Company (which closed on December 23, 2008 and was subsequently renamed “Maiden Reinsurance Company”); and
•	Integon Specialty Insurance Company (which closed on September 1, 2009 and was subsequently renamed “Maiden Specialty Insurance Company”).

With the GMAC Acquisition, we hired Mr. Raschbaum as our President and Chief Executive Officer, Mr. Marshaleck, who now serves as Chief Financial Officer, and Ms. Schmitt, who serves as President of Maiden Reinsurance Company and Maiden Specialty Insurance Company.

The Company utilized Mercer, a compensation consultant, in 2009, to (1) assist our review of executive compensation, (2) research competitive long term incentive market data and provide recommendations for a long term plan, (3) provide competitive research data on chief executive officer pay, and (4) provide information on employee stock purchase plans. Compensation decisions, including those relating to the employment agreements to be offered to certain of our named executive officers, will be made by our Board of Directors upon the recommendation of the Compensation Committee. Mr. Raschbaum will be involved in making recommendations to the Board of Directors regarding the compensation arrangements for other executives. Mercer’s research directly assisted the Compensation Committee to determine fair compensation for the Chief Executive Officer.

We have entered into employment agreements with Messrs. Raschbaum, Marshaleck and Schmitt.

Executive Compensation

Our executive compensation policy includes the following elements:

Salary.  The base salaries we provide to our named executive officers are designed to provide an annual salary at a level consistent with individual experience, skills and contributions to our business, and direct and indirect competitors of comparable financial size in the marketplace. The Compensation Committee generally sets an executive officer’s base salary around the 50th percentile, and bonus around the 75th percentile, of compensation paid to similarly-situated executives of our peer group companies (such as Caitlin, Inc., Everest Reinsurance, General Reinsurance Corporation, Munich Re-America, Partner Reinsurance Company of the US, Platinum Underwriters Reinsurance, Inc., Swiss Reinsurance, Transatlantic Holdings, and White Mountains Re Services). The annual base salary of each of the named executive officers except for Mr. Haveron is set in each of their employment agreements and will be reviewed on an annual basis.

For a discussion on the salaries of Mr. Raschbaum, Mr. Marshaleck and Ms. Schmitt, please see the Employment Agreements section below.

Annual Incentive Compensation.  We believe that bonuses should be dependent on, and strictly tied to, the Company’s performance and should only be paid in the event of superior performance. Our bonus policy awards each named executive officer for his individual contribution to our profits for the fiscal year. The Compensation Committee, acting without participation by the affected executives, approves bonus payments for the named executive officers based on each executive’s personal contribution to the Company’s profits during the fiscal year. We believe that the policy of paying a bonus helps us attract qualified employees and provides an additional incentive for them to join a company with a limited track record. The definitive employment agreements for each of our named executive officers do not specify a maximum bonus that can be awarded. In March 2010, the Compensation Committee approved fiscal year 2009 bonus payments of $1,000,000 for Mr. Raschbaum, $600,000 for Mr. Marshaleck, $433,125 for Ms. Schmitt and $50,000 for Mr. Haveron.

Long-Term Incentive Program.  We believe that the use of common shares and share-based awards offers the best approach to achieving our compensation goals as equity ownership ties a considerable portion of a named executive officer’s compensation to the performance of our common shares. While we intend to in the future, we have not as of yet adopted share ownership guidelines for our named executive officers. We have adopted the Plan, as described in this Proxy Statement, which provides the principal method for our named executive officers to acquire equity interests in the Company.

2007 Share Incentive Plan.  The Plan is intended to award our employees and named executive officers with proprietary interests in the Company and to provide an additional incentive to promote our success and to remain in our service. The Plan authorizes us to grant incentive stock options, non-qualified stock options and restricted share awards to our employees, officers, directors and consultants. Our Compensation Committee oversees the administration of the Plan. 2,800,000 or our common shares are reserved for issuance under the Plan, of which no more than 700,000 (25% of the total number of share currently authorized for issuance under the Plan) may be used for restricted share awards, and we are asking our shareholders to approve an increase in the number of shares authorized for issuance under the Plan in this Proxy Statement and a corresponding increase in the number of such shares that may be used for restricted share awards. As of March 31, 2010, we have granted options to purchase 2,664,159 shares in the aggregate to our senior executives, non-employee directors, employees and other persons.

Stock Options.  Mr. Raschbaum was granted 333,334 options in November 2008 and 333,333 options in November 2009. Mr. Marshaleck was granted 25,000 options in November 2008, 75,000 options in February 2009, and 50,000 options in March 2010. Ms. Schmitt was granted 25,000 options in November 2008, 75,000 options in February 2009, and 50,000 options in March 2010. Mr. Haveron was granted 40,000 options in March 2010.

Restricted Shares.  The Compensation Committee may in the future elect to make grants of restricted shares to our named executive officers.

Retirement Plan.  We do not provide either a qualified or non-qualified pension plan for our named executive officers. However, it is intended that all of our employees will be eligible to participate in pension plans which will be established on their behalf.

Change in Control and Severance Arrangements.  We do not maintain change in control agreements with any of our named executive officers. We do not provide any other severance benefits, other than as may be provided from time to time in an executive’s employment agreement. Currently, none of the employment agreements with our named executive officers provide for a change in control or severance payments.

Perquisites and Other Benefits.  As a general matter, we limit the use of perquisites in compensating our senior management. We maintain health and welfare programs to provide life, 401(k), health and disability benefits to our employees. Our named executive officers participate in these plans on the same terms as other employees. Under the terms of the employment agreements, we reimburse Messrs. Raschbaum, Marshaleck and Schmitt for reasonable travel and out-of-pocket expenses that they incur in the performance of their functions, duties and responsibilities.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Steven H. Nigro, Chairman
Simcha Lyons
Raymond M. Neff

2009 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus(2)	Option Awards(1)	All Other Compensation		Total
Arturo M. Raschbaum, President and Chief Executive Officer	2009	$1,000,000	$1,000,000	95,075	136,887	(3)	2,231,962
	2008	134,615	—	9,167	1,008,450	(4)	1,152,232

John Marshaleck, Chief Financial Officer	2009	$600,000	$600,000	$18,108	$127,537	(3)	$1,345,645
	2008	92,308	52,360	688	3,443	(5)	148,799
Karen Schmitt, President of Major Subsidiaries	2009	$550,000	$433,125	$18,108	$13,620	(5)	$1,014,853
Patrick J. Haveron, Executive Vice President	2009	$79,500	$50,000	$—	$4,905	(6)	$134,405
Michael J. Tait, former Chief Financial Officer	2009	$230,000	$120,000	$45,538	$98,400	(7)	$493,938
	2008	200,000	80,000	44,297	—		324,297
	2007	30,365	37,500	6,626	—		74,491

(1)	Represents the aggregate grant date fair value of option awards held by the named executive officer determined in accordance with Accounting Standards Codification Topic No. 718, “Compensation — Stock Compensation” (“ASC 718”), using the assumptions described in Note 15 to the Financial Statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the respective year.
(2)	Amount shown reflects bonus payments accrued for in the relevant year and actually paid in March of the following year.
(3)	Amount shown reflects payments related to the costs of commuting to our office in Bermuda and associated lodging expenses, as well as medical, dental and life insurance.
(4)	Amount shown reflects payments intended to compensate Mr. Raschbaum for the loss of certain forfeited variable compensation and benefit payments resulting from the GMAC Acquisition, as well as medical and life insurance and car payments.
(5)	Amount shown reflects payments related to life insurance and a car allowance.
(6)	Mr. Haveron joined the Company in September 2009. Amount shown reflects payments related to life insurance and a car allowance.
(7)	Mr. Tait served as Chief Financial Officer of Maiden Holdings through August 2009 and now serves as Chief Financial Officer of Maiden Insurance. Amount shown reflects payments related to housing allowance and employer pension contributions.

GRANTS OF PLAN-BASED AWARDS IN 2009

Name	Grant Date	Number of Securities Underlying Options	Exercise or Base Price of Option Awards (per Share)	Grant Date Fair Value of Stock and Option Awards(1)
Arturo M. Raschbaum	November 12, 2009	333,333	$7.25	$796,665
John Marshaleck	February 24, 2009	75,000	$4.45	$61,500
Karen Schmitt	February 24, 2009	75,000	$4.45	$61,500
Patrick J. Haveron	—	—	—	—
Michael J. Tait	—	—	—	—

(1)	These awards were made under the 2007 Share Incentive Plan. The values of the stock options granted on February 24, 2009 and November 12, 2009 were based on a projected Black-Scholes value of $0.82 per share and $2.39 per share, respectively.

Employment Agreements

Below is a summary of the employment agreements we have entered into with certain of our named executive officers. We do not currently maintain key man life insurance policies with respect to any of our senior management.

Arturo M. Raschbaum

We have entered into an employment agreement with Mr. Raschbaum under which he has agreed to serve as our President and Chief Executive Officer. The term of the employment agreement will end on October 31, 2011 unless terminated earlier pursuant to the terms of the employment agreement. The employment agreement will automatically renew for successive three year periods unless the Company or the employee provides adequate notice of its or his intention not to renew the employment agreement. Mr. Raschbaum’s annual base salary is $1,000,000, which is subject to annual review by the Board of Directors.

Under his employment agreement, we are able to terminate Mr. Raschbaum’s employment at any time for “cause” and, upon such an event, we will have no further compensation or benefit obligation to Mr. Raschbaum after the date of termination. Cause is defined in the agreement as (i) a material breach of the employment agreement by the executive, but only if such breach is not cured within 30 days following written notice by the Company to the executive of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly and adversely affects our business or reputation. No act, failure to act or course of conduct on the executive’s part will be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action, omission or course of conduct was in our best interests.

Under his employment agreement, Mr. Raschbaum has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Raschbaum also agreed that during his employment and for a three-year period beginning upon termination of his employment he will not solicit any of our customers with whom he had dealings or senior employees or solicit any entity that he knows has been contacted by us regarding a possible acquisition by us for purposes of acquiring that entity.

John Marshaleck

We have entered into an employment agreement with Mr. Marshaleck under which he originally agreed to serve as the President of our subsidiary Maiden Re. Mr. Marshaleck has subsequently relinquished that role and is now our Chief Financial Officer. The term of the employment agreement will end on October 31, 2011 unless terminated earlier pursuant to the terms of the employment agreement. The employment agreement will automatically renew for successive three year periods unless the Company or the employee provides adequate notice of its or his intention not to renew the employment agreement. Mr. Marshaleck’s annual base salary is $600,000, which is subject to annual review by the Chief Executive Officer (and the Compensation Committee).

Under his employment agreement, we are able to terminate Mr. Marshaleck’s employment at any time for “cause” and, upon such an event, we will have no further compensation or benefit obligation to Mr. Marshaleck after the date of termination. Cause is defined in the agreement as (i) a material breach of the employment agreement by the executive, but only if such breach is not cured within 30 days following written notice by the Company to the executive of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly and adversely affects our business or reputation. No act, failure to act or course of conduct on the executive’s part will be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action, omission or course of conduct was in our best interests.

Under his employment agreement, Mr. Marshaleck has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Marshaleck also agreed that during his employment and for a three-year period beginning upon termination of his employment he will not solicit any of our customers with whom he had dealings or senior employees or solicit any entity that he knows has been contacted by us regarding a possible acquisition by us for purposes of acquiring that entity.

Karen Schmitt

We have entered into an employment agreement with Ms. Schmitt under which he has agreed to serve as the President of our subsidiaries Maiden Reinsurance Company and Maiden Specialty Insurance Company. The term of the employment agreement will end on October 31, 2011 unless terminated earlier pursuant to the terms of the employment agreement. The employment agreement will automatically renew for successive three year periods unless the Company or the employee provides adequate notice of its or his intention not to renew the employment agreement. After receiving a 3% raise in March 2010, Ms. Schmitt’s annual base salary is $566,500, which is subject to annual review by the Chief Executive Officer and the Compensation Committee.

Under her employment agreement, we are able to terminate Ms. Schmitt’s employment at any time for “cause” and, upon such an event, we will have no further compensation or benefit obligation to Ms. Schmitt after the date of termination. Cause is defined in the agreement as (i) a material breach of the employment agreement by the executive, but only if such breach is not cured within 30 days following written notice by the Company to the executive of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly and adversely affects our business or reputation. No act, failure to act or course of conduct on the executive’s part will be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action, omission or course of conduct was in our best interests.

Under her employment agreement, Ms. Schmitt has agreed to keep confidential all information regarding the Company that she receives during the term of her employment and thereafter. Ms. Schmitt also agreed that during her employment and for a three-year period beginning upon termination of his employment she will not solicit any of our customers with whom she had dealings or senior employees or solicit any entity that she knows has been contacted by us regarding a possible acquisition by us for purposes of acquiring that entity.

Michael J. Tait

We have entered into an employment agreement with Mr. Tait under which he originally agreed to serve as our Chief Financial Officer, and now is the Chief Financial Officer of Maiden Insurance. The initial term of the employment agreement ended on October 23, 2009, and it has automatically renewed for two years through October 23, 2011. The employment agreement will automatically renew for successive two year periods unless the Company or the employee provides adequate notice of its or his intention not to renew the employment agreement. Mr. Tait’s annual base salary is $230,000, which is subject to annual review by the by the Chief Executive Officer of Maiden Insurance.

Under his employment agreement, we are able to terminate Mr. Tait’s employment at any time for “cause” and, upon such an event, we will have no further compensation or benefit obligation to Mr. Tait after the date of termination. Cause is defined in the agreement as (i) a material breach of the employment agreement by the executive, but only if such breach is not cured within 30 days following written notice by the

Company to the executive of such breach, assuming such breach may be cured; (ii) conviction of any act or course of conduct involving moral turpitude; or (iii) engagement in any willful act or willful course of conduct constituting an abuse of office or authority that significantly and adversely affects our business or reputation. No act, failure to act or course of conduct on the executive’s part will be considered willful unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action, omission or course of conduct was in our best interests.

Under his employment agreement, Mr. Tait has agreed to keep confidential all information regarding the Company that he receives during the term of his employment and thereafter. Mr. Tait also agreed that during his employment and for a two-year period beginning upon termination of his employment he will not solicit any of our customers with whom he had dealings or senior employees or solicit any entity that he know has been contacted by us regarding a possible acquisition by us for purposes of acquiring that entity.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

The following table sets forth the options held by the named executive officers as of December 31, 2009 (there were no restricted stock awards as of December 31, 2009):

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Arturo M. Raschbaum	83,333	250,001	—	$3.28	11/12/2018
	—	333,333		7.25	11/12/2019
John Marshaleck	6,250	18,750	—	$3.28	11/12/2018
	—	75,000	—	4.45	2/24/2019
Karen Schmitt	6,250	18,750	—	$3.28	11/12/2018
	—	75,000	—	4.45	2/24/2019
Patrick J. Haveron	—	—	—	—	—
Michael J. Tait	31,250	19,750	—	$10.00	11/6/2017
	2,812	4,688	—	$3.28	11/12/2018

(1)	Under the 2007 Share Incentive Plan, 25% of the options will become exercisable on the first anniversary of the grant, with an additional 6.25% of the options vesting each quarter thereafter based on the executive’s continued employment over a four-year period.

None of our named executive officers exercised any options in 2009.

DIRECTOR COMPENSATION FOR 2009

We pay an annual retainer of $55,000 to each non-employee director of the Company. In addition, each non-employee director receives a fee of $2,000 for each meeting of the Board of Directors attended in person. Each non-employee director who chairs a committee also receives an annual retainer of $5,000, as well as $1,000 for each meeting of such committee of the board chaired. Each non-employee director receives a fee of $1,000 for attendance at each meeting of a committee of the Board of Directors on which he or she sits. We also reimburse our directors for reasonable expenses they incur in attending meetings of the Board of Directors or committees. Directors may also be eligible in the future for awards under the 2007 Share Incentive Plan. A director does not receive a fee for any Board of Directors meeting or committee meeting he or she does not attend in person or for any committee meeting he or she attends as a non-committee member. Employee directors receive no compensation for service on the Board of Directors or any board committee.

At the closing of the private offering in 2007, each non-employee director received an initial grant of 12,000 options under the Plan described above, to purchase our common shares with an exercise price equal to $10.00 per share, which the Board of Directors determined to be the fair market value of our shares on the date of grant based on the share price of our private offering, which closed on that date. On January 8, 2008, the date Mr. Neuberger joined our Board of Directors, Mr. Neuberger received a grant of 12,000 options under the Plan to purchase our common shares with an exercise price equal to $10.00 per share. Each director received a grant of 6,000 options in June 2008 and a grant of 6,000 options in June 2009. These options will vest on the first anniversary of the grant. In the future, on or around June 1 of each year, each non-employee director will receive an annual grant of 6,000 options to purchase our common shares with an exercise price equal to the fair market value on the grant date, which will vest on the first anniversary of the grant.

Mr. Zyskind has not accepted a retainer, any Board of Directors or committee fees or any options for his service as Chairman of our Board of Directors.

The following table provides the amount of compensation paid to the non-employee directors of the Company for 2009:

	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(4)	Total ($)
Barry D. Zyskind	$—	$—	$—
Raymond M. Neff	86,000	6,720	92,720
Simcha Lyons	74,079	6,720	80,799
Yehuda L. Neuberger	62,000	6,720	68,720
Steven H. Nigro	84,000	6,720	90,720
Max Caviet(3)	22,917	—	22,917

(1)	The amounts represent annual cash retainer for board service and, as applicable, retainers for board committee service or service as chairman of a board committee and fees for attendance at board meetings and, as applicable, committee meetings.
(2)	Represents the aggregate grant date fair value of option awards held by the director determined in accordance with ASC 718, using the assumptions described in Note 15 to the Financial Statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the respective year.
(3)	Mr. Caviet was not nominated for reelection in 2009, thus was a director only through April 30, 2009.
(4)	The following table represents options awarded in 2009 and outstanding at December 31, 2009 for each director:

Name	Options Awarded	Options Outstanding at December 31, 2009
Barry D. Zyskind	0	0
Raymond M. Neff	6,000	24,000
Simcha Lyons	6,000	24,000
Yehuda L. Neuberger	6,000	24,000
Steven H. Nigro	6,000	24,000

All options granted in 2009 will vest on the first anniversary of June 1, 2009, the date of grant.

Compensation Committee Interlocks and Insider Participation

Mr. Nigro is the chairman of our Compensation Committee and the other members of our Compensation Committee are Messrs. Lyons and Neff. None of the members of our Compensation Committee has been an officer or employee of the Company or had a relationship during 2009 requiring disclosure under Item 404 of Regulation S-K.

During 2009:

•	None of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee;
•	None of our executive officers served as a director of another entity, one of whose executive offices served on our Compensation Committee; and
•	None of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Maiden Holdings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Founding Shareholders and Related Agreements

We were formed in June 2007. In connection with our formation and capitalization, we issued 7,800,000 of our common shares, then representing 100% of our outstanding common shares, to our Founding Shareholders in consideration of their collective investment of $50 million. In connection with our formation and capitalization, we also issued 10-year warrants to the Founding Shareholders to purchase up to an additional 4,050,000 common shares. In addition, certain trusts controlled by George Karfunkel and Michael Karfunkel acquired an aggregate of 7,155,000 common shares in the Trust Preferred Securities financing completed on January 20, 2009. The shares held or controlled by the Founding Shareholders, together with the shares issuable upon exercise of the Founding Shareholders’ warrants, represent 30.1% of our outstanding common shares assuming the exercise of all warrants. All of the Founding Shareholders’ warrants will expire 10 years from the date of issuance. To the extent the Founding Shareholders exercise all or part of their warrants, our common shares issued upon such exercise will be subject to “lock-up” restrictions preventing transfer by the Founding Shareholders of any such shares until June 2010. The warrants were issued to our Founding Shareholders in recognition of the value received from them, which included the development of our business strategy, the development of the private offering to raise initial funds for our operations, and the recruitment of certain executives to us. The 4,050,000 common shares issuable upon exercise of the warrants is based on what we believed would be an acceptable percentage of common shares to grant to our Founding Shareholders upon exercise of the warrants to compensate them for their contributions to us.

We have granted registration rights to the Founding Shareholders for their benefit and the benefit of their direct and indirect transferees of shares.

Our Founding Shareholders, Michael Karfunkel, George Karfunkel and Barry Zyskind, are the Chairman of the Board of Directors, a Director, and the President and Chief Executive Officer of AmTrust, respectively. The Founding Shareholders own or control approximately 59% of the outstanding shares of AmTrust. In addition, the Michael Karfunkel 2005 Grantor Retained Annuity Trust, which is controlled by Michael Karfunkel, currently owns 72.4% of the issued and outstanding common stock of American Capital Acquisition Corporation (“ACAC”), Michael Karfunkel currently owns 27.6% of ACAC’s issued and outstanding common stock, and AmTrust owns preferred shares convertible into 21.25% of the issued and outstanding common stock of ACAC (see below for a description of our common business arrangements with AmTrust and ACAC).

Our Arrangements with AmTrust and Its Subsidiaries

Quota Share Agreement and Master Agreement

In July 2007, we entered into master agreement with AmTrust (the “Master Agreement”), by which AmTrust’s Bermuda affiliate, AmTrust International Insurance, Ltd. (“AII”) and Maiden Insurance entered into a quota share reinsurance agreement (the “Reinsurance Agreement”) by which (a) AII retrocedes to Maiden Insurance an amount equal to 40% of the premium written by AmTrust’s U.S., Irish and U.K. insurance companies (the “AmTrust Ceding Insurers”), net of the cost of unaffiliated inuring reinsurance (and in the case of AmTrust’s U.K. insurance subsidiary IGI, net of commissions) and 40% of losses and (b) AII transferred to Maiden Insurance 40% of the AmTrust Ceding Insurer’s unearned premium reserves, effective as of July 1, 2007, with respect to current lines of business, excluding risks for which the AmTrust Ceding Insurers’ net retention exceeds $5 million (“Covered Business”). AmTrust also has agreed to cause AII, subject to regulatory requirements, to reinsure any insurance company which writes Covered Business in which AmTrust acquires a majority interest to the extent required to enable AII to retrocede to Maiden Insurance 40% of the premiums and losses related to such Covered Business. The Reinsurance Agreement further provides that AII receives a ceding commission of 31% of retroceded written premiums. The Reinsurance Agreement had an initial term of three years, which has been extended for three years through June 30, 2013, and will automatically renew for successive three year terms thereafter unless either AII or Maiden Insurance notifies the other of its election not to renew not less than nine months prior to the end of any such three year term. In addition, either party is entitled to terminate on thirty day’s notice or less upon the occurrence of certain early termination events, which include a default in payment, insolvency, change in control of AII or

Maiden Insurance, run-off, or a reduction of 50% or more of the shareholders’ equity of Maiden Insurance or the combined shareholders’ equity of AII and the AmTrust Ceding Insurers.

Effective June 1, 2008, the Master Agreement was amended such that AII agreed to retrocede and Maiden Insurance agreed to accept and reinsure Retail Commercial Package Business, which AmTrust, through its affiliates, commenced writing effective June 1, 2008, in connection with its acquisition of Unitrin Business Insurance. AII assumed 100% of the unearned premium related to in-force Retail Commercial Package Business and losses related thereto at the effective date and 40% of AmTrust’s net written premium and losses on Retail Commercial Package Business written or renewed on or after the effective date. The $2 million maximum liability for a single loss provided in the Reinsurance Agreement shall not be applicable to Retail Commercial Package Business. AmTrust receives a ceding commission of 34.375% for Retail Commercial Package Business. AmTrust recognized approximately $111 million and $106 million of ceding commissions from Maiden Insurance during 2009 and 2008, respectively, as a result of the Master Agreement.

On February 9, 2009, AII and Maiden Insurance amended the Reinsurance Agreement to clarify that (i) AII would offer Maiden Insurance the opportunity to reinsure Excess Retention Business, which is defined as a policy issued by an AmTrust insurance subsidiary with respect to which the insurance subsidiary’s retention is greater than $5 million and (ii) the deduction for the cost of inuring reinsurance from Affiliate Subject Premium (as defined in the Reinsurance Agreement) retroceded to Maiden Insurance is net of ceding commission. In addition, the Reinsurance Agreement has been amended by deleting the limitation on Maiden Insurance’s maximum liability in respect of a single loss, which, under certain circumstances, was $2 million. Pursuant to the Reinsurance Agreement, as amended, AII and Maiden Insurance share, proportionally, in all premium and losses ceded thereunder.

Loans and Other Collateral.  In order to provide AmTrust’s insurance subsidiaries with credit for reinsurance on their statutory financial statements, AII, as the direct reinsurer of the AmTrust Ceding Insurers, has established trust accounts (“Trust Accounts”) for their benefit. Maiden Insurance has agreed to provide appropriate collateral to secure its proportional share under the Quota Share Agreement of AII’s obligations to the AmTrust Ceding Insurers to whom AII is required to provide collateral.

This collateral may be in the form of (a) funds (which may include cash and investments) loaned by Maiden Insurance to AII on an unsecured basis, for deposit into the Trust Accounts, pursuant to a loan agreement between those parties, (b) assets transferred by Maiden Insurance, for deposit into the Trust Accounts, (c) a letter of credit obtained by Maiden Insurance and delivered to an AmTrust Ceding Insurer on AII’s behalf, or (d) premiums withheld by an AmTrust Ceding Insurer at Maiden Insurance’s request in lieu of remitting such premiums to AII.

Excess of Loss Reinsurance

Effective January 1, 2008 through January 1, 2010, we had a 45% participation in the working layer of AmTrust’s workers’ compensation excess of loss reinsurance program. The “working layer” of AmTrust’s excess of loss reinsurance program is the layer immediately above AmTrust’s retention, and in this case, the working layer was $9 million per occurrence in excess of AmTrust’s $1 million per occurrence retention, subject to an annual aggregate deductible in the amount of $1.25 million. This participation was sourced through a reinsurance intermediary via open market placement in which competitive bids were solicited by an independent broker. The remaining 55% participation was placed with another reinsurer.

Reinsurance of AmTrust Specialty Transportation Program

As of January 1, 2008, we had a 50% participation in a $4 million in excess of $1 million specialty transportation program written by AmTrust. Starting January 1, 2009, we had a 30% participation in a $4 million in excess of $1 million specialty transportation program written by AmTrust. This program provides primarily commercial auto coverage and, to a lesser extent, general liability coverage to private non-emergency para-transit and school bus service operators. This participation was sourced through a reinsurance intermediary via open market placement in which competitive bids were solicited by an independent broker. Several other broker market reinsurers hold the other 50% participation. The agreement was terminated as of January 1, 2010.

Asset Management Agreement

Maiden Insurance has entered into an asset management agreement with All Insurance Management Limited (“AIIM”), an AmTrust subsidiary, pursuant to which AIIM has agreed to provide investment management services to Maiden Insurance. Pursuant to the asset management agreement, AIIM provides investment management services for an annual fee equal to 0.20% if the average value of the account is less than $1 billion and 0.15% if the average value of the account is greater than $1 billion. The asset management agreement has an initial term of one year and is automatically renewable for additional one-year terms unless either party elects not to renew the agreement. Following the initial one-year term, the agreement may be terminated upon 30 days written notice by either party.

Reinsurance Brokerage Agreement

We have entered into a reinsurance brokerage agreement with AII Reinsurance Broker Ltd., a subsidiary of AmTrust. Pursuant to the brokerage agreement, AII Reinsurance Broker Ltd. provides brokerage services relating to the Reinsurance Agreement for a fee equal to 1.25% of the premium reinsured from AII. The brokerage fee is payable in consideration of AII Reinsurance Broker Ltd.’s brokerage services. AII Reinsurance Broker Ltd. is not our exclusive broker. AII Reinsurance Broker Ltd. may, if mutually agreed, also produce reinsurance for us from other ceding companies, and in such cases we will negotiate a mutually acceptable commission rate.

IGI Intermediaries Limited Brokerage Services Agreement

We have entered into a brokerage services agreement with IGI Intermediaries Limited (“IGI Limited”), a subsidiary of AmTrust. Pursuant to the brokerage services agreement, IGI Limited provides marketing services to Maiden Insurance which includes providing marketing material to potential policyholders and ceding insurers, providing Maiden Insurance with market information on new trends and business opportunities and referring new brokers and potential policyholders and ceding insurers to us. A fee equal to IGI Limited’s costs in setting up to provide and in providing such services plus 8% is payable in consideration of IGI Limited’s marketing services. IGI Limited is not our exclusive broker.

IGI Intermediaries, Inc. Brokerage Services Agreement

We have entered into a brokerage services agreement with IGI Intermediaries, Inc. (“IGI Inc.”), a subsidiary of AmTrust. Pursuant to the brokerage services agreement, IGI Inc. solicits and submits proposals to Maiden Insurance for reinsurance of specialized property and casualty programs underwritten by small insurers and managing general agents and refers and introduces brokers and potential insurance company cedents to us. A fee equal to IGI Inc.’s costs in setting up to provide and in providing such services plus 8% is payable in consideration of IGI Inc.’s marketing services. IGI Inc. is not our exclusive broker.

Our Quota Share Agreement with ACAC

Maiden Reinsurance, subject to all required regulatory approval, effective March 1, 2010, shall reinsure 25% of the net premiums of the GMAC personal lines business acquired by ACAC, pursuant to a 50% quota share reinsurance agreement (“Personal Lines Quota Share”) with the GMAC personal lines insurance companies, as cedents, and Maiden Reinsurance, MK Re, Ltd., a Bermuda reinsurer which is a wholly-owned subsidiary of the Michael Karfunkel 2005 Grantor Retained Annuity Trust, and Technology Insurance Company, a wholly owned subsidiary of AmTrust (“TIC”), as reinsurers. TIC has a 20% participation in the Personal Lines Quota Share, by which it receives 10% of net premiums of the personal lines business. The Personal Lines Quota Share provides that the reinsurers, severally, in accordance with their participation percentages, shall receive 50% of the net premium of the GMAC personal lines insurance companies and assume 50% of the related net losses. The Personal Lines Quota Share has an initial term of three years and shall renew automatically for successive three year terms unless terminated by written notice not less than nine months prior to the expiration of the current term. Notwithstanding the foregoing, our participation in the Personal Lines Quota Share may be terminated by the personal lines insurance companies on 60 days written notice in the event we become insolvent, are placed into receivership, our financial condition is impaired by 50% of the amount of our surplus at the inception of the Personal Lines Quota Share or latest anniversary, whichever is greater, is subject to a change of control, or ceases writing new and renewal business. The personal lines insurance companies also may terminate the agreement on nine months written notice following the effective date of initial public offering or private placement of stock by ACAC or a subsidiary. Maiden Insurance may terminate its participation in the Personal Lines Quota Share on 60 days written notice in the event the personal lines companies are subject to a change of control, cease writing new and renewal business, effects a reduction in their net retention without Maiden Insurance’s consent or fails to remit premium as required by the terms of the Personal Lines Quota Share. The Personal Lines Quota Share provides that the reinsurers pay a provisional ceding commission equal to 32.5% of ceded earned premium, net of premiums ceded by the personal lines companies for inuring reinsurance, subject to adjustment. The ceding commission is subject to adjustment to a maximum of 34.5% if the loss ratio for the reinsured business is 60.5% or less and a minimum of 30.5% if the loss ratio is 64.5% or higher. We believe that the terms, conditions and pricing of the Personal Lines Quota Share have been determined by arm’s length negotiations and reflect current market terms and conditions.

Family Employment Relationships

In January 2009, Barry Karfunkel was hired as a managing director of capital investments of Maiden Re, earning $319,039. Barry Karfunkel is the son of Michael Karfunkel and the brother-in-law of Barry D. Zyskind. Barry Karfunkel’s employment ended in March 2010.

Potential Conflicts of Interest with Respect to Future Transactions

Barry D. Zyskind, our non-executive Chairman of the Board of Directors, is the President, Chief Executive Officer and director of AmTrust and, together with George Karfunkel and Michael Karfunkel, owns approximately 59% of the outstanding common stock of AmTrust. Mr. Zyskind is also the son-in-law of Michael Karfunkel, who is a major shareholder and the non-executive Chairman of the board of directors of AmTrust. One of our directors, Yehuda L. Neuberger, is the son-in-law of George Karfunkel, who is a major shareholder and director of AmTrust, and Mr. Neuberger is employed by our transfer agent, American Stock Transfer & Trust Company, a company formerly controlled by George Karfunkel and Michael Karfunkel. Finally, the Michael Karfunkel 2005 Grantor Retained Annuity Trust, which is controlled by Michael Karfunkel, currently owns 72.4% of ACAC’s issued and outstanding common stock, Michael Karfunkel currently owns 27.6% of ACAC’s issued and outstanding common stock, and AmTrust owns preferred shares convertible into 21.25% of the issued and outstanding common stock of ACAC.

Conflicts of interest could arise with respect to business opportunities that could be advantageous to any or all of AmTrust or its subsidiaries, ACAC or its subsidiaries, and the Company or our subsidiaries. In addition, potential conflicts of interest may arise should the interests of AmTrust and/or ACAC and/or Maiden Holdings diverge. From time to time, AmTrust and/or ACAC and/or Maiden Holdings may both be presented with opportunities to insure, reinsure or acquire the same book of business. Because of the overlaps between our and AmTrust’s shareholders and management, the Company and AmTrust have agreed that in such cases, the opportunities will be referred to a committee of independent directors of each company to decide whether that company wishes to pursue the opportunity. Our Audit Committee must review and approve in advance or ratify any transaction or relationship in which we and any related party has a direct or indirect material interest. The Audit Committee will consider all of the relevant facts and circumstances including (if applicable), but not limited to, (i) the benefits to us; (ii) the impact on a director’s independence in the event the related person is a director, a director’s immediately family member or an entity controlled of which a director is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. When considering these factors, the Audit Committee will apply their business judgment based upon all relevant facts and circumstances known at that time, in accordance with their fiduciary duties to our shareholders.

PROPOSAL 2:

AUTHORIZATION OF THE ELECTION OF DIRECTORS OF MAIDEN INSURANCE

Pursuant to our bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of any non-U.S. subsidiary, which includes Maiden Insurance, a Bermuda company, we are required to submit a proposal relating to such matters to our shareholders and vote all the shares of Maiden Insurance in accordance with and proportional to such vote of our shareholders. Accordingly, our shareholders are being asked to consider this proposal.

The Company wishes to nominate and elect Arturo M. Raschbaum (Chairman), John Marshaleck, David A. Lamneck and Lawrence F. Metz to be directors of Maiden Insurance until the next annual general meeting of the shareholders of Maiden Insurance in 2011.

Information About the Nominees

David A. Lamneck, 58, has served as Senior Vice President and Chief Underwriting Officer of Maiden Insurance since July 2009. From 1999 to 2009, Mr. Lamneck served in several underwriting and account executive roles with the Company and GMAC RE. Previously, Mr. Lamneck held underwriting and management positions with General Re and Swiss Re. Mr. Lamneck is a graduate of Ohio State University.

Lawrence F. Metz, 37, has served as Senior Vice President, General Counsel and Secretary of Maiden Holdings since June 2009. From 2007-2009, Mr. Metz served as Vice President, General Counsel — US Operations and Assistant Secretary of AmTrust. From 2004-2007, Mr. Metz served as Vice President, General Counsel and Secretary of Conversion Services International, Inc., a publicly-traded provider of information management and business process optimization solutions. Mr. Metz received a B.S. from the University of Wisconsin - Madison and a J.D. from Fordham University School of Law, and is a member of the New Jersey State Bar Association and the New York State Bar Association.

Information about Messrs. Raschbaum and Marshaleck can be found on pages 14 of this Proxy Statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” AUTHORIZATION OF THE ELECTION OF THE NOMINEES NAMED ABOVE.

PROPOSAL 3:

AMENDMENTS TO 2007 SHARE INCENTIVE PLAN

We are requesting shareholder approval of an amendment to our 2007 Share Incentive Plan to increase the number of common shares reserved for issuance pursuant to the Plan to 10,000,000 shares and (ii) maintain the percentage (25%) of Plan shares that may be issued as restricted share awards by increasing the number of Plan shares that may be issued as restricted share awards under the Plan to 2,500,000 shares (the “Plan Amendment”). The Plan is presently authorized to issue 2,800,000 common shares, of which options to purchase 2,664,159 common shares have been issued as of March 31, 2010, leaving only approximately 135,841 authorized shares available to be issued or reserved for issuance upon the granting of new awards as allowed under the Plan as of that date. Currently, only 700,000 shares (25% of the total number of Plan shares) may be issued as restricted share awards. The Board of Directors has unanimously approved the Plan Amendment and declared that it is advisable for the shareholders to approve such amendment.

The full text of the proposed amended and restated Plan is set forth in the attached Appendix A, which is marked to show changes to the current Plan.

General

The Plan was approved at a special meeting of the Company’s shareholders in July 2007. The Plan authorizes the Company to issue 2,800,000 common shares upon exercise of options, and such shares have been reserved. It also authorizes the issuance of restricted share awards up to a maximum of 700,000 shares, or 25% of the total reserved under the Plan.

The Plan may be amended, terminated or modified by the Board of Directors or the Compensation Committee at any time, subject to shareholder approval as required by law, rule or regulation. No such termination, modification or amendment may affect the rights of an optionee under an outstanding option or the grantee of an award.

The closing price of our common shares on the NASDAQ Global Select Market on March 31, 2010 was $7.39 per share.

Objectives

The objective of the Plan is to provide incentives to the Company’s officers, other key employees, consultants, professionals and non-employee directors to achieve financial results aimed at increasing shareholder value and attracting talented individuals to the Company. Persons eligible to be granted incentive stock options under the Plan will be those employees, consultants, professionals and non-employee directors whose performance, in the judgment of the Compensation Committee, can have a significant effect on our success.

Oversight

The Compensation Committee, consisting of independent directors Steven H. Nigro (chairman), Simcha G. Lyons and Raymond M. Neff, administer the Plan by making determinations regarding the persons to whom options should be granted and the amount, terms, conditions and restrictions of the awards. The Board or the Compensation Committee also has the authority to interpret the provisions of the Plan and to establish and amend rules for its administration subject to the Plan’s limitations.

Types of Grants

The Plan allows the Company to grant incentive stock options, non-qualified stock options and shares of restricted stock. Only 700,000 shares may be issued as restricted share awards, or 25% of the total reserved under the Plan. The Plan otherwise does not specify what portion of the awards may be in the form of any of the foregoing. Incentive stock options awarded to our employees are qualified stock options under the Internal Revenue Code. As of March 31, 2010, approximately 139 employees were eligible to participate in the Plan.

Eligibility

Under the Plan, the Company may grant incentive stock options only to officers and employees, and the Company may grant non-qualified options to officers and employees, as well as directors, independent contractors and agents.

Statutory Conditions on Stock Options

Exercise Price.  To the extent that options designated as incentive stock options become exercisable by an optionee for the first time during any calendar year for common shares having a fair market value greater than one hundred thousand dollars ($100,000), the portions of such options which exceed such amount shall be treated as nonqualified stock options.

Expiration Date.  Any option granted under the Plan will expire at the time fixed by the Compensation Committee, which cannot be more than ten (10) years after the date it is granted.

Exercisability.  The Compensation Committee may also specify when all or part of an option becomes exercisable. However, the Compensation Committee may accelerate the exercisability of any option at its discretion.

Assignability.  Options granted under the Plan are not assignable, except by the laws of descent and distribution or as may be otherwise provided by the Compensation Committee.

Shareholder Rights

No participant will have any rights as a shareholder with respect to the common shares underlying his or her option until the common shares are actually purchased via exercise of any part of the option. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such exercise.

Payment Upon Exercise of Options

Payment of the exercise price for any option may be in cash or by broker assisted exercise.

U.S. Federal Income Tax Consequences Relating to Awards under the Plan

The following discussion summarizes certain U.S. federal income tax consequences of awards under the Plan based on the law as in effect on the date of this proxy statement. It does not purport to cover federal employment taxes or other federal tax consequences that may be associated with awards, nor does it cover state, local or non-U.S. taxes.

Incentive Share Options.  A participant does not realize taxable income upon the grant or exercise of an incentive share option (an “ISO”) under the Plan. If a participant does not dispose of shares received upon exercise of an ISO for at least two years from the date of grant and one year from the date of exercise, then (1) upon sale of the shares, any amount realized in excess of the exercise price is taxed to the participant as long-term capital gain and any loss sustained will be a long-term capital loss and (2) the Company may not take a deduction for federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the participant.

If shares acquired upon the exercise of an ISO are disposed of before the end of the one and two-year periods described above (a “disqualifying disposition”), the participant realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the exercise price. The Company would be entitled to a tax deduction for the same amount. Any further gain realized by the participant would be taxed as a short-term or long-term capital gain and would not result in any deduction for the Company. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonstatutory Share Options.  No income is realized by the participant at the time a nonstatutory option is granted. Upon exercise, the participant realizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. the Company would receive a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any further tax deduction by the Company. The ordinary income recognized with respect to the receipt of shares upon exercise of a nonstatutory option will be subject to applicable wage withholding and other employment taxes.

Restricted Shares.  Generally, a participant will be taxed at the time the restrictions on the shares lapse without a forfeiture. The excess of the fair market value of the shares at that time over the amount paid, if any, by the participant for the shares will be treated as ordinary income. The participant may instead elect under Section 83(b) of the U.S. tax code within 30 days after the date of the grant to be taxed (as ordinary income) on the date of grant on the excess of the then fair market value of the shares over the amount paid, if any, for the shares. If the shares subject to the Section 83(b) election are subsequently forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. In either case, the Company would receive a tax deduction for the amount reported as ordinary income to the participant. Upon the participant’s disposition of the shares, any subsequent appreciation or depreciation is treated as a short or long-term capital gain or loss and will not result in any further tax deduction by the Company.

Other Tax Matters.  Section 162(m). United States tax laws generally do not allow publicly-held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of the Chief Executive Officer or three most highly paid executive officers other than the Chief Financial Officer (each, a “covered person”) unless the compensation is “performance-based” as defined in Section 162(m) of the U.S. tax code. Share options granted under the Plan are performance-based compensation if they have exercise prices not less than the fair value of the underlying Ordinary Shares on the date of grant.

Parachute Payment Tax. A participant who receives any accelerated vesting or exercise of options or accelerated lapse of restrictions on restricted shares in connection with a change in control might be deemed to have received an “excess parachute payment” under federal tax law. In such cases, the participant may be subject to an excise tax and the Company may be denied a tax deduction.

As of March 31, 2010, options to purchase a total of 2,664,159 common shares were outstanding at exercise prices ranging from $3.28 to $10.00 per share. Generally, one-quarter of the options granted vest on the first anniversary, and the remainder vest 6.25% per quarter until fully vested on the fourth anniversary of grant. All options expire on the ten (10) year anniversary of their grant date.

All options described above have been issued pursuant to the Plan described above.

Vote Required

To effectuate the Plan Amendment to increase the number of shares reserved for issuance from 2,800,000 shares to 10,000,000 shares (and the corresponding increase in the number of shares that may be used for restricted share awards to 25% of the total of 10,000,000 shares reserved, or 2,500,000), an affirmative vote of the majority of shares voting on the proposal must be obtained. Abstentions and brokers non-votes will have no effect on the outcome. If the proposal is not approved by the shareholders, the Plan Amendment will not be effective and the proposal will not be implemented.

Reasons for the Plan Amendment

The purpose of the Plan Amendment is to enable the Company to obtain and retain competent personnel who will contribute to the Company’s success by their ability, ingenuity and industry knowledge, and to provide incentives to such personnel and members that are linked directly to increases in shareholder value, and will therefore, inure to the benefit of all shareholders of the Company. Eligible recipients of awards under the Plan include employees, directors, consultants and advisors of the Company.

The Board of Directors determined to increase the number of common shares reserved for issuance under the Plan because it believes that the current number is insufficient for the purposes of the Plan as stated above. The market for quality personnel is competitive, and the ability to obtain and retain competent personnel is of great importance to the Company’s business operations.

Interests of Certain Persons in the Plan Amendment

No director, executive officer, associate of any director or executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposals to amend the Plan to increase the number of shares available for issuance thereunder that are not shared by all other holders of the common shares. See “Security Ownership of Certain Beneficial Owners” and “Security Ownership of Management.”

Equity Compensation Plan Information

We intend to make annual grants of options to purchase 6,000 shares of our common shares to each of our non-employee directors. Each such option will fully vest on the first anniversary of the grant date.

The following table illustrates the total number of shares subject to options that will be granted annually (assuming that the number of non-employee directors on the Board remains constant). The total dollar value of the awards will be determined in accordance with ASC 718 utilizing the assumptions discussed in Note 15 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 as applied on the date of grant and, therefore, is not presently determinable.

New Plan Benefits
2007 Share Incentive Plan

Name and Position	Dollar Value ($)	Number of Shares
Arturo M. Raschbaum, President and Chief Executive Officer	—	—
John Marshaleck, Chief Financial Officer	—	—
Karen Schmitt, President of Maiden Reinsurance Company and President of Maiden Specialty Insurance Company	—	—
Patrick J. Haveron, Executive Vice President	—	—
Above Executive Officers as a Group	—	—
Non-Executive Director Group (5 persons)	—	30,000
Non-Executive Officer Employee Group	—	—

The following table provides information, as of December 31, 2009, regarding the securities authorized for issuance under our equity compensation plans, and is categorized according to whether or not the equity plan was previously approved by shareholders:

Plan Category	Number of Shares to Be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by shareholders	2,036,542	$5.79	759,833
Equity compensation plans not approved by shareholders	N/A	N/A	N/A
Total	2,036,542	$5.79	759,833

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENTS TO THE 2007 SHARE INCENTIVE PLAN.

PROPOSAL 4:

APPOINTMENT OF INDEPENDENT AUDITORS OF MAIDEN HOLDINGS, LTD.
AND MAIDEN INSURANCE COMPANY LTD.

APPOINTMENT OF INDEPENDENT AUDITORS OF MAIDEN HOLDINGS

Under Bermuda law, the appointment of our auditors is a decision to be made by the shareholders. The Audit Committee has recommended that the shareholders reappoint the firm of BDO Seidman, LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2010.

A representative from BDO Seidman, LLP will be present at the Annual General Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders.

Changes in Accountants

On May 12, 2008 (the “dismissal date”), we dismissed PricewaterhouseCoopers, the independent registered public accounting firm that audited our financial statements for the period from May 31, 2007 (the date of our incorporation) through December 31, 2007 (the “reporting period”), as our independent registered public accounting firm. Our Audit Committee participated in and approved the decision to change our independent registered public accounting firm.

PricewaterhouseCoopers’s report on our financial statements for the reporting period did not contain an adverse opinion or disclaimer and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the reporting period and up to the dismissal date, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers would have caused them to make reference thereto in their report of the financial statements for such reporting period.

In addition, during the reporting period and up to the dismissal date, there have been no reportable events (as defined in Item 304(a)(1)(v) of the SEC’s Regulation S-K), except that the following deficiencies which aggregate to a material weakness in internal control over financial reporting (the “reportable event”) were identified:

•	Failure to give appropriate consideration to U.S. GAAP accounting rules or to have documentation of the basis for our opinion and conclusion regarding the application of U.S. GAAP;
•	Lack of an independent preparer and reviewer for various accounting tasks, including the preparation of the financial statements and disclosures; and
•	Lack of formality regarding certain controls surrounding the control environment.

Our Audit Committee had discussed the reportable event with PricewaterhouseCoopers.

We have authorized PricewaterhouseCoopers to respond fully to the inquiries of the successor accountant, BDO Seidman, LLP, concerning the subject matter of the reportable event.

PricewaterhouseCoopers furnished us with a letter dated June 23, 2008 addressed to the SEC stating that it agrees with the above statements.

We engaged BDO Seidman, LLP on May 12, 2008 as our new independent registered public accounting firm. From the date of our incorporation and through to May 12, 2008, we did not consult with BDO Seidman, LLP on any matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

Audit and Non-Audit Fees

The following table presents the aggregate fees billed for professional services rendered to us by BDO Seidman, LLP for our fiscal years ended December 31, 2009 and 2008.

	2009	2008
Audit Fees(1)	$916,153	$1,004,060
Audit-Related Fees(2)	—	—
Tax Fees(3)	28,013	—
All Other Fees(4)	—	—
Total	$944,166	$1,004,060

(1)	Audit fees for 2009 relate to professional services rendered in connection with: (i) the integrated audit of our annual financial statements and internal controls over financial reporting for the fiscal year ended December 31, 2009; (ii) the reviews of our quarterly consolidated financial statements included in our Form 10-Q quarterly reports and (iii) services performed in connection with filings of registration statements and securities offerings.

Audit fees for 2008 relate to professional services rendered in connection with: (i) audit of our consolidated financial statements and reviews of our quarterly financial statements for the fiscal year ended December 31, 2008, which amounted to $517,920; (ii) to review and audit information presented within our Form 8-K/A filed on January 20, 2009 which amounted to $381,140; and (iii) audit of our consolidated financial statements for the period from May 31, 2007 to December 31, 2007 which amounted to $105,000.

(2)	Audit-related fees relate to services rendered to us primarily related to benefit plan audits.
(3)	Tax fees relate to services rendered to us for tax compliance, tax planning and advice.
(4)	Other services performed include certain advisory services in connection with accounting research and do not include any fees for financial information systems design and implementation.

Pre-Approval Policies and Procedures of the Audit Committee

We and our Audit Committee are committed to ensuring the independence of the accountants, both in fact and in appearance.

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms thereof, to be performed for us by the independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Securities Exchange Act of 1934, as amended. The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level. Any material service not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved cost level, whether or not such services are included on the pre-approved list of services, must be separately pre-approved by the Audit Committee.

The Audit Committee may form and delegate to a subcommittee consisting of one or more members (provided that such person(s) are Independent Directors) its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee pre-approved all fees in the period from January 1, 2009 through December 31, 2009.

APPOINTMENT OF INDEPENDENT AUDITORS OF MAIDEN INSURANCE

The Board of Directors also proposes that the shareholders reappoint of Arthur Morris and Company to serve as the independent registered public accounting firm of Maiden Insurance for the 2010 fiscal year, who also served as the auditors for 2009 fiscal year.

A representative from Arthur Morris and Company will be present at the Annual General Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010, AND “FOR” THE APPOINTMENT OF ARTHUR MORRIS AND COMPANY AS THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM OF MAIDEN INSURANCE FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

ADDITIONAL MATTERS

Shareholders’ Proposals for the 2011 Annual General Meeting

A proposal by a shareholder intended for inclusion in our proxy materials for the 2010 Annual General Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by our Corporate Secretary, c/o Office of the General Counsel, 131 Front Street, Hamilton HM12, Bermuda on or before December 6, 2010, in order to be considered for such inclusion. Shareholder proposals intended to be submitted at the 2011 Annual General Meeting of Shareholders outside the framework of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) if not received by us at the above address on or before February 3, 2011. If we do not receive notice of the matter by the applicable date, the proxy holders will vote on the matter, if properly presented at the meeting, in their discretion.

Annual Report and Financial Statements

A copy of our Annual Report for the fiscal year ended December 31, 2009, including audited financial statements set forth therein, is being sent to all our shareholders with this Notice of Annual General Meeting of Shareholders and Proxy Statement on or about April 5, 2010.

Other Business

The Board of Directors does not intend to present, and has no knowledge that others will present, any other business at the Annual General Meeting. However, if any other matters are properly brought before the Annual General Meeting, it is intended that the holders of proxies will vote thereon in their discretion.

APPENDIX A

Marked to show changes against the existing plan.

AMENDED AND RESTATED
MAIDEN HOLDINGS, LTD. 2007 SHARE INCENTIVE PLAN

1. Preamble.

Maiden Holdings, Ltd., a Bermuda company, hereby establishes the Maiden Holdings, Ltd. 2007 Share Incentive Plan as a means whereby the Company may, through awards of (i) incentive share options, (ii) non-qualified share options and (iii) restricted shares:

(a)	provide selected officers, directors, employees and consultants with additional incentive to promote the success of the Company’s business;
(b)	encourage such persons to remain in the service of the Company; and
(c)	enable such persons to acquire proprietary interests in the Company.

2. Definitions and Rules of Construction.

2.01 “Award” means the grant of Options and/or Restricted Shares to a Participant.

2.02 “Award Date” means the date upon which an Option or Restricted Share is awarded to a Participant under the Plan.

2.03 “Board” or “Board of Directors” means the board of directors of the Company.

2.04 “Cause” shall mean any willful misconduct by the Participant which affects the business reputation of the Company or willful failure by the Participant to perform his or her material responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company or any Subsidiary). The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for Cause was warranted.

2.05 “Change of Control” shall be deemed to have occurred on the first to occur of any of the following:

(i)	any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than any Subsidiary or any employee benefit plan of the Company or a Subsidiary or former Subsidiary, is or becomes a beneficial owner, directly or indirectly, of shares of the Company representing 25% or more of the total voting power of the Company’s then outstanding shares;
(ii)	a tender offer (for which a filing has been made with the SEC which purports to comply with the requirements of Section 14(d) of the Securities Exchange Act of 1934 and the corresponding SEC rules) is made for the shares of the Company. In case of a tender offer described in this paragraph (ii), the “Change of Control” will be deemed to have occurred upon the first to occur of (A) any time during the offer when the person (using the definition in (i) above) making the offer owns or has accepted for payment shares of the Company with 25% or more of the total voting power of the Company’s outstanding shares or (B) three business days before the offer is to terminate unless the offer is withdrawn first, if the person making the offer could own, by the terms of the offer plus any shares owned by this person, shares with 50% or more of the total voting power of the Company’s outstanding shares when the offer terminates; or
(iii)	individuals who were the Board’s nominees for election as directors of the Company immediately prior to a meeting of the shareholders of the Company involving a contest for the election of directors shall not constitute a majority of the Board following the election.

2.06 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

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2.07 “Committee” means two or more directors elected by the Board of Directors from time to time; provided, however, that in the absence of an election by the Board, the Committee shall mean the Compensation Committee of the Board of Directors, or if there is no such Committee, then the Board of Directors.

2.08 “Company” means Maiden Holdings, Ltd., a Bermuda company, and any successor thereto.

2.09 “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as it exists now or from time to time may hereafter be amended.

2.10 “Fair Market Value” shall be as determined in good faith by the Committee or the Board until such time as the Ordinary Shares are quoted or listed on the NASDAQ Stock Market System or a national securities exchange. Thereafter, Fair Market Value shall be the closing sale price on such market for the Ordinary Shares on the date of the Award.

2.11 “Good Reason” shall mean any of the following:

(i)	any significant diminution in the Participant’s title, authority, or responsibilities from and after a Change of Control;
(ii)	any reduction in the base compensation payable to the Participant from and after a Change of Control; or
(iii)	the relocation after a Change of Control of the Company’s place of business at which the Participant is principally located to a location that is greater than 50 miles from the site immediately prior to the Change of Control.

2.12 “ISO” means an incentive share option which is intended to qualify as an incentive stock option within the meaning of section 422 of the Code.

2.13 “NSO” means a non-qualified share option, which is not intended to qualify as an incentive stock option under section 422 of the Code.

2.14 “Option” means the right of a Participant, whether granted as an ISO or an NSO, to purchase a specified number of Ordinary Shares, subject to the terms and conditions of the Plan.

2.15 “Option Price” means the price per Ordinary Share at which an Option may be exercised.

2.16 “Ordinary Shares” means the $0.01 par value ordinary shares of the Company.

2.17 “Participant” means an individual to whom an Award has been granted under the Plan.

2.18 “Plan” means the Maiden Holdings, Ltd. 2007 Share Incentive Plan, as set forth herein and from time to time amended.

2.19 “Restricted Shares” means the Ordinary Shares awarded to a Participant pursuant to Section 8 of this Plan.

2.20 “Subsidiary” means any entity during any period which the Company owns or controls more than 50% of (i) the outstanding capital shares, or (ii) the combined voting power of all classes of shares.

2.21 Rules of Construction:

2.21.1 Governing Law and Venue. The construction and operation of this Plan are governed by the laws of Bermuda without regard to any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

2.21.2 Undefined Terms. Unless the context requires another meaning, any term not specifically defined in this Plan is used in the sense given to it by the Code.

2.21.3 Headings. All headings in this Plan are for reference only and are not to be utilized in construing the Plan.

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2.21.4 Conformity with Section 422. Any ISOs issued under this Plan are intended to qualify as incentive stock options described in section 422 of the Code, and all provisions of the Plan relating to ISOs shall be construed in conformity with this intention. Any NSOs issued under this Plan are not intended to qualify as incentive stock options described in section 422 of the Code, and all provisions of the Plan relating to NSOs shall be construed in conformity with this intention.

2.21.5 Gender. Unless clearly inappropriate, all nouns of whatever gender refer indifferently to persons or objects of any gender.

2.21.6 Singular and Plural. Unless clearly inappropriate, singular terms refer also to the plural and vice versa.

2.21.7 Severability. If any provision of this Plan is determined to be illegal or invalid for any reason, the remaining provisions are to continue in full force and effect and to be construed and enforced as if the illegal or invalid provision did not exist, unless the continuance of the Plan in such circumstances is not consistent with its purposes.

3. Shares Subject to the Plan.

Subject to adjustment as provided in Section 11 hereof, the aggregate number of Ordinary Shares for which Awards may be issued under this Plan may not exceed ~~2,800,000~~10,000,000 shares, of which only ~~700,000~~2,500,000 shares may be issued as Restricted Share Awards. Reserved shares shall be authorized but unissued shares. If any Award shall terminate or expire, as to any number of Ordinary Shares, new Awards may thereafter be awarded with respect to such shares. Notwithstanding the foregoing, the total number of Ordinary Shares with respect to which Awards may be granted to any Participant in any calendar year shall not exceed 1,000,000 shares (subject to adjustment as provided in Section 11 hereof).

4. Administration.

The Committee shall administer the Plan. All determinations of the Committee are made by a majority vote of its members. The Committee’s determinations are final and binding on all Participants. In addition to any other powers set forth in this Plan, the Committee has the following powers:

(a)	to construe and interpret the Plan;
(b)	to establish, amend and rescind appropriate rules and regulations relating to the Plan;
(c)	subject to the terms of the Plan, to select the individuals who will receive Awards, the times when they will receive them, the number of Options and Restricted Shares to be subject to each Award, the Option Price, the vesting schedule (including any performance targets to be achieved in connection with the vesting of any Award), the expiration date applicable to each Award and other terms, provisions and restrictions of the Awards (which need not be identical) and subject to Section 16 hereof, to amend or modify any of the terms of outstanding Awards;
(d)	to contest on behalf of the Company or Participants, at the expense of the Company, any ruling or decision on any matter relating to the Plan or to any Awards;
(e)	generally, to administer the Plan, and to take all such steps and make all such determinations in connection with the Plan and the Awards granted thereunder as it may deem necessary or advisable; and
(f)	to determine the form in which tax withholding under Section 14 of this Plan will be made (i.e., cash, Ordinary Shares or a combination thereof).

Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

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5. Eligible Participants.

Present and future directors, officers, employees and consultants of the Company or any Subsidiary shall be eligible to participate in the Plan. The Committee from time to time shall select those officers, directors and employees of the Company and any Subsidiary of the Company who shall be designated as Participants and shall designate in accordance with the terms of the Plan the number, if any, of ISOs, NSOs, and Restricted Shares or any combination thereof, to be awarded to each Participant.

6. Terms and Conditions of Non-Qualified Share Options.

Subject to the terms of the Plan, the Committee, in its discretion, may award an NSO to any Participant. Each NSO shall be evidenced by an agreement, in such form as is approved by the Committee, and except as otherwise provided by the Committee in such agreement, each NSO shall be subject to the following express terms and conditions, and to such other terms and conditions, not inconsistent with the Plan, as the Committee may deem appropriate:

6.01 Option Period. Each NSO will expire as of the earliest of:

(i)	the date on which it is forfeited under the provisions of Section 10.1;
(ii)	10 years from the Award Date;
(iii)	in the case of a Participant who is an employee of the Company or a Subsidiary, three months after the Participant’s termination of employment with the Company and its Subsidiaries for any reason other than for Cause or death or total and permanent disability;
(iv)	in the case of a Participant who is a member of the board of directors of the Company or a Subsidiary, but not an employee of the Company or a Subsidiary, three months after the Participant’s retirement from such board for any reason other than for Cause or death or total and permanent disability or the sale, merger or consolidation, or similar extraordinary transaction involving the Company or Subsidiary, as the case may be;
(v)	immediately upon the Participant’s termination of employment with the Company and its Subsidiaries or service on the board of directors of the Company or a Subsidiary for Cause;
(vi)	12 months after the Participant’s death or total and permanent disability; or
(vii)	any other date specified by the Committee when the NSO is granted.

6.02 Option Price. The Option Price of any NSO shall be determined by the Committee at the time the NSO is granted, and shall be no less than 100% of the Fair Market Value of the Ordinary Shares subject to the NSO on the Award Date.

6.03 Vesting. Unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, NSO Awards shall vest in accordance with Section 10.1.

6.04 Other Option Provisions. The form of NSO authorized by the Plan may contain such other provisions as the Committee may from time to time determine.

7. Terms and Conditions of Incentive Share Options.

Subject to the terms of the Plan, the Committee, in its discretion, may award an ISO to any employee of the Company or a Subsidiary. Each ISO shall be evidenced by an agreement, in such form as is approved by the Committee, and except as otherwise provided by the Committee, each ISO shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee may deem appropriate:

7.01 Option Period. Each ISO will expire as of the earliest of:

(i)	the date on which it is forfeited under the provisions of Section 10.1;
(ii)	10 years from the Award Date, except as set forth in Section 7.02 below;

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(iii)	immediately upon the Participant’s termination of employment with the Company and its Subsidiaries for Cause;
(iv)	three months after the Participant’s termination of employment with the Company and its Subsidiaries for any reason other than for Cause or death or total and permanent disability;
(v)	12 months after the Participant’s death or total and permanent disability; or
(vi)	any other date (within the limits of the Code) specified by the Committee when the ISO is granted.

Notwithstanding the foregoing provisions granting discretion to the Committee to determine the terms and conditions of ISOs, such terms and conditions shall meet the requirements set forth in section 422 of the Code or any successor thereto.

7.02 Option Price and Expiration. The Option Price of any ISO shall be determined by the Committee at the time an ISO is granted, and shall be no less than 100% of the Fair Market Value of the Ordinary Shares subject to the ISO on the Award Date; provided, however, that if an ISO is granted to a Participant who, immediately before the grant of the ISO, beneficially owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or its parent or subsidiary corporations, the Option Price shall be at least 110% of the Fair Market Value of the Ordinary Shares subject to the ISO on the Award Date and in such cases, the exercise period specified in the Option agreement shall not exceed five years from the Award Date.

7.03 Vesting. Unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, ISO Awards shall vest in accordance with Section 10.1.

7.04 Other Option Provisions. The form of ISO authorized by the Plan may contain such other provisions as the Committee may, from time to time, determine; provided, however, that such other provisions may not be inconsistent with any requirements imposed on incentive stock options under Code section 422 and the regulations thereunder.

8. Terms and Conditions of Restricted Share Awards.

Subject to the terms of the Plan, the Committee, in its discretion, may award Restricted Shares to any Participant at no additional cost to the Participant. Each Restricted Share Award shall be evidenced by an agreement, in such form as is approved by the Committee, and all Ordinary Shares awarded to Participants under the Plan as Restricted Shares shall be subject to the following express terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:

(a)	Restricted Period. Restricted Shares awarded under this Section 8 may not be sold, assigned, transferred, pledged or otherwise encumbered before they vest.
(b)	Vesting. Unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, Restricted Share Awards under this Section 8 shall vest in accordance with Section 10.2.
(c)	Certificate Legend. Each certificate issued in respect of Restricted Shares awarded under this Section 8 shall be registered in the name of the Participant and shall bear the following (or a similar) legend until such shares have vested:

“The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) relating to Restricted Shares contained in Section 8 of the Maiden Holdings, Ltd. 2007 Share Incentive Plan and an Agreement entered into between the registered owner and Maiden Holdings, Ltd. Copies of such Plan and Agreement are on file at the principal office of Maiden Holdings, Ltd.”

(d)	Escrow. Any Restricted Shares issued pursuant to this Section 8 shall be held by the Company in escrow for the benefit of the Participant to whom the Restricted Shares are awarded. Upon vesting, a certificate for the vested shares shall be issued to the participant free of the restrictive legend required by Section 8(c).

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9. Manner of Exercise of Options.

To exercise an Option in whole or in part, a Participant (or, after his death, his executor or administrator) must give written notice to the Committee on a form acceptable to the Committee, stating the number of shares with respect to which he intends to exercise the Option. The Company will issue the shares with respect to which the Option is exercised upon payment in full of the Option Price. The Committee may permit the Option Price to be paid in cash or Ordinary Shares held by the Participant having an aggregate Fair Market Value, as determined on the date of delivery, equal to the Option Price. The Committee may also permit the Option Price to be paid by any other method permitted by law, including by delivery to the Committee from the Participant of an election directing the Company to withhold the number of Ordinary Shares from the Ordinary Shares otherwise due upon exercise of the Option having an aggregate Fair Market Value on that date equal to the Option Price. If a Participant pays the Option Price with Ordinary Shares which were received by the Participant upon exercise of one or more ISOs, and such Ordinary Shares have not been held by the Participant for at least the greater of:

(a)	two years from the date the ISOs were granted; or
(b)	one year after the transfer of the Ordinary Shares to the Participant;

the use of the shares shall constitute a disqualifying disposition and the ISO underlying the shares used to pay the Option Price shall no longer satisfy all of the requirements of Code section 422.

To the extent that an Option is not exercised by a Participant when it becomes initially exercisable, it shall not expire but shall be carried forward and shall be exercisable, on a cumulative basis, until the expiration of the exercise period. No partial exercise may be for less than 100 full Ordinary Shares.

Notwithstanding any other term or provision of the Plan, no Option granted hereunder may be exercised and no Award of Restricted Shares shall take effect, in whole or in part, unless at the time that the Option or Award has vested (i) the Ordinary Shares are quoted or listed on the NASDAQ Stock Market System or other national securities exchange, (ii) there has been a sale of in excess of twenty percent (20%) of its outstanding shares of the Company to persons not affiliated with the Company as the date of the adoption of the Plan, or (iii) all or substantially all of the Company’s assets and business have been acquired by another corporation or the Company has been merged or consolidated with another corporation and the Company is not the surviving corporation of such transaction.

10. Vesting.

10.1 Options. A Participant may not exercise an Option until it has become vested. The portion of an Award of Options that is vested depends upon the period that has elapsed since the Award Date. The following schedule applies to any Award of Options under this Plan unless the Committee establishes a different vesting schedule on the Award Date:

Number of Months Since Award Date	Vested Percentage
fewer than 12 months	0.0%
12 months	25.00%
15 months	31.25%
18 months	37.50%
21 months	43.75%
24 months	50.00%
27 months	56.25%
30 months	62.50%
33 months	68.75%
36 months	75.00%
39 months	81.25%
42 months	87.50%
45 months	93.75%
48 months or more	100.00%

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Notwithstanding the above schedule, unless otherwise determined by the Committee and set forth in the agreement evidencing an Award, a Participant’s Awards shall become fully vested if a Participant’s employment with the Company and its Subsidiaries or service on the board of directors of the Company or a Subsidiary is terminated due to: (i) retirement on or after his sixty-fifth birthday; (ii) retirement on or after his fifty-fifth birthday with consent of the Company; (iii) retirement at any age on account of total and permanent disability as determined by the Company; or (iv) death. Unless the Committee otherwise provides in the applicable agreement evidencing an Award or Section 10.3 applies, if a Participant’s employment with or service to the Company or a Subsidiary terminates for any other reason, any Awards that are not yet vested are immediately and automatically forfeited.

A Participant’s employment shall not be considered to be terminated hereunder by reason of a transfer of his employment from the Company to a Subsidiary, or vice versa, or a leave of absence approved by the Participant’s employer. A Participant’s employment shall be considered to be terminated hereunder if, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company and its Subsidiaries).

10.2 Restricted Shares. The Committee shall establish the vesting schedule to apply to any Award of Restricted Shares that is not associated with an ISO or NSO granted under the Plan to a Participant, and in the absence of such a vesting schedule, such Award shall vest in accordance with Section 10.1.

10.3 Effect of “Change of Control”. Notwithstanding Sections 10.1 and 10.2 above, if within 12 months following a “Change of Control” the employment of a Participant with the Company and its Subsidiaries is terminated, the Board of Directors may vest any Award issued to the Participant, and in the case of an Award other than a Restricted Share Award, such Award shall be fully exercisable for 90 days following the date on which the Participant’s service with the Company and its Subsidiaries is terminated, but not beyond the date the Award would otherwise expire but for the Participant’s termination of employment.

11. Adjustments to Reflect Changes in Capital Structure.

11.01 Adjustments. If there is any change in the corporate structure or shares of the Company, the Committee shall make any appropriate adjustments, including, but limited to, such adjustments deemed necessary to prevent accretion, or to protect against dilution, in the number and kind of Ordinary Shares with respect to which Awards may be granted under this Plan (including the maximum number of Ordinary Shares with respect to which Awards may be granted under this Plan in the aggregate and individually to any Participant during any calendar year as specified in Section 3) and, with respect to outstanding Awards, in the number and kind of shares covered thereby and in the applicable Option Price. For the purpose of this Section 11, a change in the corporate structure or shares of the Company includes, without limitation, any change resulting from a recapitalization, stock split, share dividend, consolidation, rights offering, separation, reorganization, or liquidation (including a partial liquidation) and any transaction in which Ordinary Shares are changed into or exchanged for a different number or kind of shares or other securities of the Company or another corporation.

11.02 Cashouts. In the event of an extraordinary dividend or other distribution, merger, reorganization, consolidation, combination, sale of assets, split up, exchange, or spin off, or other extraordinary corporate transaction, the Committee may, in such manner and to such extent (if any) as it deems appropriate and equitable make provision for a cash payment or for the substitution or exchange of any or all outstanding Awards or the cash, securities or property deliverable to the holder of any or all outstanding Awards based upon the distribution or consideration payable to holders of Ordinary Shares upon or in respect of such event; provided, however, in each case, that with respect to any ISO, no such adjustment may be made that would cause the Plan to violate section 422 of the Code (or any successor provision).

12. Nontransferability of Awards.

ISOs are not transferable, voluntarily or involuntarily, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code. During a Participant’s lifetime, his ISOs may be exercised only by him. All other Awards (other than an ISO) are transferable by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code. With the approval of the Committee, a Participant may transfer an Award (other than an ISO) for no consideration to or for the benefit of one or more Family Members of the Participant subject to such limits as

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the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Award prior to such transfer. The transfer of an Award pursuant to this Section 12 shall include a transfer of the right set forth in Section 16 hereof to consent to an amendment or revision of the Plan and, in the discretion of the Committee, shall also include transfer of ancillary rights associated with the Award. For purposes of this Section 12, “Family Members” mean with respect to a Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.

13. Rights as Shareholder.

No Ordinary Shares may be delivered upon the exercise of any Option until full payment has been made. A Participant has no rights whatsoever as a shareholder with respect to any shares covered by an Option until the date of the issuance of a share certificate for the shares.

14. Withholding Tax.

The Committee may, in its discretion and subject to such rules as it may adopt, permit or require a Participant to pay all or a portion of the federal, state and local taxes, including FICA and Medicare withholding tax, arising in connection with any Awards by (i) having the Company withhold Ordinary Shares at the minimum rate legally required, (ii) tendering back Ordinary Shares received in connection with such Award or (iii) delivering other previously acquired Ordinary Shares having a Fair Market Value approximately equal to the amount to be withheld.

15. No Right to Employment.

Participation in the Plan will not give any Participant a right to be retained as an employee or director of the Company or its parent or Subsidiaries, or any right or claim to any benefit under the Plan, unless the right or claim has specifically accrued under the Plan.

16. Amendment of the Plan.

The Board, at any time and from time to time, may modify or amend the Plan in any respect, except that without the approval of the shareholders of the Company, the Board may not (a) materially increase the benefits accruing to Participants, (b) increase the maximum number of shares which may be issued under the Plan (except for permissible adjustments provided in the Plan) or (c) materially modify the requirements as to eligibility for participation in the Plan or exercise of an Option. The termination or any modification or amendment of the Plan shall not, without the consent of the Participant, affect the Participant’s rights under an Award previously granted to him or her. With the consent of the Participant affected, the Board may amend outstanding option agreements in a manner not inconsistent with the Plan. The Board hereby reserves the right to amend or modify the terms and provisions of the Plan and of any outstanding options under the Plan to the extent necessary to qualify any or all options under the Plan for such favorable United States federal income tax treatment (including deferral of taxation upon exercise) as may be afforded ISO’s under Section 422A of the Code or any successor provision of the Code.

17. Conditions Upon Issuance of Shares.

An Option shall not be exercisable and a share of Ordinary Shares shall not be issued pursuant to the exercise of an Option, and Restricted Shares shall not be awarded until and unless the award of Restricted Shares, exercise of such Option and the issuance and delivery of such share pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the United States Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or national securities association upon which the Ordinary Shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

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As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Ordinary Shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

18. Substitution or Assumption of Awards by the Company.

The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Award under the Plan in substitution of such other company’s award, or (b) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. Such substitution or assumption shall be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under the Plan if the other company had applied the rules of the Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award shall remain unchanged (except that the exercise price and the number and nature of shares issuable upon exercise of any such option will be adjusted appropriately pursuant to section 424(a) of the Code). In the event the Company elects to grant a new Award rather than assuming an existing option, such new Award may be granted with a similarly adjusted exercise price.

19. Effective Date and Termination of Plan.

19.01 Effective Date. This Plan is effective as of the date of its adoption by the Board of Directors, subject to subsequent approval by the Company’s shareholders.

19.02 Termination of the Plan. Unless sooner terminated in accordance with Section 11.02 hereof, the Plan shall terminate upon the earlier of (i) the tenth anniversary of the date of its adoption by the Board or (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise or cancellation of Options granted hereunder and/or the issuance of Restricted Shares. If the date of termination is determined under (i) above, then Options outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such Options.

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